SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.       )

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CARDINAL HEALTH, INC.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

N/A
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 2, 2005

     Notice is hereby given that the Annual Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation (the “Company”), will be held at the Company’s corporate offices at 7000 Cardinal Place, Dublin, Ohio, on November 2, 2005 at 2:00 p.m., local time, for the following purposes:
1.	To elect five Directors, each to serve for a term of three years and until his or her successor is duly elected and qualified;

2.	To vote on a proposal to adopt the Cardinal Health, Inc. 2005 Long-Term Incentive Plan;

3.	To vote on a proposal to adopt amendments to the Company’s Restated Code of Regulations to provide for the annual election of Directors; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
     The Board of Directors recommends that you vote FOR the election of the five Directors listed in Proposal 1 and FOR Proposals 2 and 3.
     Only shareholders of record at the close of business on September 9, 2005 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
     Only persons with an admission ticket or proof of share ownership will be admitted to the Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. You will need to bring it with you to the Annual Meeting, together with proper identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to the Annual Meeting.
     By Order of the Board of Directors.

/s/ Brendan A. Ford BRENDAN A. FORD, Secretary

September  28, 2005
     Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope, or to vote by telephone or the Internet pursuant to instructions provided with the proxy.

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PROXY STATEMENT
     This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health” or the “Company”), for use at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, November 2, 2005, at the Company’s corporate offices located at 7000 Cardinal Place, Dublin, Ohio 43017, at 2:00 p.m., local time, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy, together with the Company’s Annual Report to Shareholders, which includes its Annual Report on Form 10-K for the fiscal year ended June 30, 2005, except for any exhibits thereto, are first being sent to shareholders of the Company on or about September 28, 2005. Exhibits will be provided to any shareholder upon request to the Company’s Investor Relations department.
     The close of business on September 9, 2005 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding 426,835,457 common shares, without par value (“Common Shares”). Except as set forth below, holders of Common Shares at the record date are entitled to one vote per share for the election of Directors and upon all matters on which shareholders are entitled to vote.
     The address of the Company’s principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.
ELECTION OF DIRECTORS
     The Company’s Board of Directors currently consists of thirteen members, divided into three classes (two classes of five members each and one class of three members).
     At the Annual Meeting, the Company’s shareholders will be asked to vote for the election of the five nominees named below, each to serve for a term of three years and until his or her successor is duly elected and qualified. (See Proposal 1 below.) At the Annual Meeting, the Company’s shareholders will be asked to vote on amendments to the Company’s Restated Code of Regulations (the “Code of Regulations”), to provide for the annual election of Directors beginning with the 2006 Annual Meeting of Shareholders (see Proposal 3 below).
     Common Shares represented by proxies, unless otherwise specified, will be voted for the election of the five nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board of Directors may propose. Proxies may not be voted at the Annual Meeting for more than five nominees.
     Under Ohio law, if notice in writing is given by any shareholder entitled to vote at the Annual Meeting to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the scheduled time of the meeting, that the shareholder desires the voting for election of Directors to be cumulative, and if an announcement of the request for cumulative voting is made at the beginning of the meeting by the Chairperson or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting will have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of Directors to be elected multiplied by the number of shares he or she holds, or to distribute votes on the same basis among two or more nominees, as he or she sees fit. If voting for the election of Directors is cumulative, the persons named in the enclosed proxy intend to vote the shares represented thereby and by other proxies held by them so as to elect as many of the five nominees named below as possible.
     Votes will be tabulated by or under the direction of inspectors of election, who will certify the results of the voting at the Annual Meeting. The five nominees receiving the greatest number of votes will be elected Directors. Abstentions and broker non-votes will not affect the results of the election.

     Set forth below is the following information regarding those persons nominated for election as Directors of the Company (each is currently a Director of the Company) and of those persons serving as Directors of the Company whose terms of office will continue after the Annual Meeting: their names, ages, principal occupations, and positions held during the past five years (unless otherwise stated, the positions listed have been held during the entire past five years); certain other board memberships (which are shown parenthetically); the year in which they first became a Director of the Company; and the year in which their term as a Director is scheduled to expire (information provided as of September 9, 2005). The Company has previously announced that Mr. Bing intends to resign from the Company’s Board of Directors at the time of the Company’s 2005 Annual Meeting of Shareholders.
Nominees for Election at the Annual Meeting

			Director	Term
Name	Age	Principal Occupation/Past Experience	Since	Expires
J. Michael Losh	59	Former Chief Financial Officer of the Company (on an interim basis), July 2004 to May 2005; Chairman of Metaldyne Corporation, an automotive parts manufacturer, October 2000 to April 2002; Chief Financial Officer of General Motors Corporation, an automobile manufacturer, 1994 to August 2000 (director of AMB Property Corporation, an industrial real estate owner and operator; Aon Corporation, an insurance brokerage, consulting and underwriting company (“Aon”); H.B. Fuller Company, a specialty chemicals and industrial adhesives manufacturer; Masco Corp., a manufacturer of home improvement and building products; Metaldyne Corporation; and TRW Automotive Holdings Corp., a supplier of automotive systems, modules and components).	1996	2005

John B. McCoy	62	Retired Chairman of Corillian Corporation, an online banking and software services company, June 2000 to January 2004; Chief Executive Officer of Bank One Corporation, a bank holding company, 1984 to December 1999 (director of SBC Communications, Inc., a telecommunications systems company; and ChoicePoint Inc., a provider of data management products and services).	1987	2005

Michael D. O’Halleran	55	Senior Executive Vice President of Aon, September 2004 to present; President and Chief Operating Officer of Aon, April 1999 to September 2004.	1999	2005

Jean G. Spaulding, M.D.	58	Consultant, Duke University Health System, a non-profit academic health care system, January 2003 to present; Trustee, The Duke Endowment, a charitable trust, January 2002 to present; private medical practice in psychiatry, 1977 to present; Associate Clinical Professorships at Duke University Medical Center, a non-profit academic hospital, 1998 to present; Vice Chancellor for Health Affairs, Duke University Health System, 1998 to 2002.	2002	2005

Nominees for Election at the Annual Meeting (continued)

Name	Age	Principal Occupation/Past Experience	Director Since	Term Expires
Matthew D. Walter	36	Chief Executive Officer of BoundTree Medical Products, Inc., a provider of medical equipment to the emergency medical market, November 2000 to present; Managing Partner of Talisman Capital, a private investment company, June 2000 to present; Vice President and General Manager of National PharmPak, Inc., a subsidiary of Cardinal Health, Inc., July 1996 to September 2000 (director of Bancinsurance Corporation, an insurance holding company). Mr. M. Walter is the son of Robert D. Walter.	2002	2005

Directors Whose Terms will Continue after the Annual Meeting

Name	Age	Principal Occupation/Past Experience	Director Since	Term Expires
John F. Finn	57	Chairman and Chief Executive Officer of Gardner, Inc., an outdoor power equipment distributor (director of J.P. Morgan Funds, a registered investment company).	1994	2006

John F. Havens	78	Director Emeritus and retired Chairman of Bank One Corporation.	1979	2006

David W. Raisbeck	55	Vice Chairman of Cargill, Incorporated, a marketer, processor and distributor of agricultural, food, financial and industrial products and services, November 1999 to present (director of Eastman Chemical Company, a plastics, chemicals and fibers manufacturer).	2002	2006

Robert D. Walter	60	Chairman and Chief Executive Officer of the Company (director of American Express Company, a travel, financial and network services company; and Viacom Inc., a media company). Mr. R. Walter is the father of Matthew D. Walter.	1971	2006

George H. Conrades	66	Executive Chairman, Akamai Technologies, Inc., an e-business infrastructure provider, April 2005 to present; Chairman and Chief Executive Officer of Akamai Technologies, Inc. (April 1999 to April 2005); Venture partner in Polaris Venture Partners, an early stage investment company, August 1998 to present (director of Akamai Technologies, Inc.; and Harley-Davidson, Inc., a motorcycle manufacturer).	1999	2007

Robert L. Gerbig	60	Retired Chairman and Chief Executive Officer of Gerbig, Snell/Weisheimer & Associates, Inc., an advertising agency.	1975	2007

Richard C. Notebaert	58	Chairman and Chief Executive Officer of Qwest Communications International Inc., a telecommunications systems company, July 2002 to present; President and Chief Executive Officer of Tellabs, Inc., a communications equipment and services provider, September 2000 to July 2002 (director of Qwest Communications International Inc.; and Aon).	1999	2007

Board of Directors and Committees of the Board
     The Company’s Board of Directors held four regular meetings and six special meetings during the fiscal year ended June 30, 2005 (“fiscal 2005”). Each Director attended 75% or more of the regular quarterly meetings of the Board and Board Committees on which he or she served. In addition, each Director attended 75% or more of the total of the regular and special meetings of the Board and Board committees on which he or she served, except for Mr. Bing, who attended 20 out of 27 of such meetings during fiscal 2005. Twelve of the Company’s thirteen Directors attended the Company’s 2004 Annual Meeting of Shareholders. Absent unusual circumstances, each Director is expected to attend the Annual Meeting of Shareholders.
     The Audit Committee. Messrs. Finn (Chairman), Bing, Conrades, Gerbig, O’Halleran and Raisbeck are the current members of the Board’s Audit Committee, which represents and assists the Board with the oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors, and the qualifications and performance of the Company’s internal audit function. The Audit Committee met 17 times during fiscal 2005.
     The Board of Directors has determined that each of Messrs. Conrades, Finn, O’Halleran and Raisbeck is an “audit committee financial expert” for purposes of the rules of the Securities and Exchange Commission (the “SEC”). In addition, the Board of Directors has determined that each of the members of the Audit Committee is independent, as defined by the rules of the New York Stock Exchange.
     The Human Resources and Compensation Committee. Messrs. McCoy (Chairman), Havens and Notebaert and Dr. Spaulding are the current members of the Board’s Human Resources and Compensation Committee (the “Compensation Committee”), which was established to discharge the Board of Directors’ responsibilities with respect to compensation of the Company’s executives, sales to employees of stock in the Company and grants of stock-based incentives to employees, including stock options, restricted shares and restricted share units. The Compensation Committee also reviews and approves the Company goals and objectives relevant to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. During fiscal 2005, the Compensation Committee met seven times and acted four times by written action without a meeting. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the New York Stock Exchange.
     The Nominating and Governance Committee. Messrs. Conrades (Chairman), Finn, Havens and McCoy are the current members of the Board’s Nominating and Governance Committee, which was established for the purpose of identifying individuals qualified to become Board members (consistent with criteria approved by the Board), recommending director candidates for the Board, developing and reviewing the Company’s Corporate Governance Guidelines, and performing a leadership role in shaping the Company’s corporate governance practices. The Nominating and Governance Committee will consider director nominees recommended by shareholders as described under “Corporate Governance — Shareholder Recommendations for Director Nominees” below. During fiscal 2005, the Nominating and Governance Committee met four times. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent, as defined by the rules of the New York Stock Exchange.
     The Executive Committee. Messrs. Conrades, Finn, McCoy and R. Walter are the current members of the Board’s Executive Committee, which is empowered to exercise substantially all powers and perform all duties of the Board of Directors when the Board is not in session, other than the authority to fill vacancies on the Board or on any committee of the Board. During fiscal 2005, the Executive Committee did not meet and acted four times by written action without a meeting.
     The Audit Committee Charter, approved in its current form by the Audit Committee in November 2004 and subsequently ratified by the Board of Directors, is attached as Appendix A to this Proxy Statement. The charters for each of the Audit, Compensation and Nominating and Governance Committees are available on the Company’s website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Board committees/charters.” This information also is available in print (free of charge) to any shareholder who requests it from the Company’s Investor Relations department.

CORPORATE GOVERNANCE
Shareholder Recommendations for Director Nominees
     In nominating candidates for election as Director, the Nominating and Governance Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. Recommendations submitted for consideration by the committee in preparation for the 2006 Annual Meeting of Shareholders should be received no later than May 31, 2006, and must contain the following information: (i) the name and address of the shareholder; (ii) the name and address of the person to be nominated; (iii) a representation that the shareholder is a holder of the Company’s Common Shares entitled to vote at the meeting; (iv) a statement in support of the shareholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and (vi) the candidate’s written, signed consent to serve if elected.
Director Qualification Standards
     The Nominating and Governance Committee reviews with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the make up of the Board and in developing criteria for identifying and evaluating qualified candidates for the Board. Candidates recommended by shareholders are evaluated based on the same criteria as candidates from other sources. These criteria, as described in the Company’s Corporate Governance Guidelines, include an individual’s business experience and skills, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. Director candidates should also possess a skill set regarding current issues and priorities important to the Company and its operations. The Nominating and Governance Committee considers these criteria in the context of an assessment of the perceived needs of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board. If the Nominating and Governance Committee believes that a potential candidate may be appropriate for recommendation to the Board, there is generally a mutual exploration process, during which the Committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about the Company, the Board and its governance practices. The final selection of the Board’s nominees is within the discretion of the Board of Directors.
Communicating with the Board
     The Board of Directors has established procedures by which shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual Director or the independent or non-management Directors as a group. Such parties can send communications by e-mail to bod@cardinal.com or by mail to the Board of Directors in care of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. This centralized process will assist the Board in reviewing and responding to communications. The name of any specific intended Board recipient should be noted in the communication. All communications are summarized for the Directors, and the actual communications are made available to the Directors upon request.
Corporate Governance Guidelines
     The Company has adopted Corporate Governance Guidelines, the full text of which is available on the Company’s website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Corporate governance guidelines.” This information also is available in print (free of charge) to any shareholder who requests it from the Company’s Investor Relations department.

Director Independence
     The Board has established categorical standards to assist it in making its determination of director independence. As embodied in the Company’s Corporate Governance Guidelines, under standards that the Board has adopted to assist it in assessing independence, the Board defines an “independent Director” to be a Director who:
•	is not and has not been during the last three years an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, the Company (provided, however, that, in accordance with New York Stock Exchange listing standards, service as an interim executive officer, by itself, does not disqualify a Director from being considered independent under this test following the conclusion of that service);

•	has not received, and whose immediate family member has not received other than for service as an employee (who is not an executive officer), more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period during the last three years (provided however, that, in accordance with New York Stock Exchange listing standards, compensation received by a Director for former service as an interim executive officer need not be considered in determining independence under this test);

•	(a) is not, and whose immediate family member is not, a current partner of the Company’s internal or external auditor; (b) is not a current employee of the Company’s internal or external auditor; (c) does not have an immediate family member who is a current employee of the Company’s internal or external auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (d) was not during the last three years, and whose immediate family member was not during the last three years, a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit within that time;

•	is not and has not been during the last three years employed, and whose immediate family member is not and has not been during the last three years employed, as an executive officer of another company during a time when any of the Company’s present executive officers serve on that other company’s compensation committee;

•	is not a current employee of, and whose immediate family member is not a current executive officer of, a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•	is not, and whose spouse is not, an executive officer of a non-profit organization to which the Company or the Company foundation has made contributions during the past three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard); and

•	has no other material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
     The Board of Directors has determined that each of Messrs. Bing, Conrades, Finn, Gerbig, Havens, Losh, McCoy, Notebaert, O’Halleran and Raisbeck and Dr. Spaulding is independent under these categorical standards. Mr. Losh was determined to be independent under these categorical standards until late July 2004. From July 2004 until May 2005, Mr. Losh served as Chief Financial Officer of the Company on an interim basis and the Board of Directors determined that he was not independent during that time. Mr. Losh was again determined by the Board of Directors to be independent after his role as interim Chief Financial Officer ended in May 2005.

Presiding Director
     The chairperson of the Nominating and Governance Committee or another Director selected by the non-management Directors will preside at the executive sessions of the non-management Directors, which will occur without management present at least four times each year, and at the executive sessions of the independent Directors, which will occur at least once per year. Mr. McCoy has been selected by the non-management Directors to preside over these executive sessions.
Policies on Business Ethics; Chief Ethics and Compliance Officer
     All of Cardinal Health’s employees, including its senior executives, and Directors are required to comply with the Company’s Standards of Business Ethics to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Sarbanes-Oxley Act of 2002 requires companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company’s procedures for these matters are set forth in the Standards of Business Ethics.
     The full text of the Cardinal Health Ethics Guide, which includes the Standards of Business Ethics, is posted on the Company’s website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Ethics policy.” This information also is available in print (free of charge) to any shareholder who requests it from the Company’s Investor Relations department. Cardinal Health will disclose future amendments to, or waivers from, its Standards of Business Ethics for its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions on its website within four business days following the date of the amendment or waiver. In addition, the Company will disclose any waiver from its Standards of Business Ethics for its executive officers and its Directors on its website.
     In May 2005, the Company named a Chief Ethics and Compliance Officer who reports to both the Chief Executive Officer and the Audit Committee of the Board of Directors. The Chief Ethics and Compliance Officer is responsible for supporting the Board in its responsibility to evaluate, review and enhance the Company’s corporate compliance program and ensuring senior leadership responsibility and accountability for compliance and ethical business conduct.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In April 2005, the Company and a limited partnership, the limited partners of which include four adult children of Mr. Havens, one individually and the other three through separate trusts (representing an aggregate interest in the partnership of approximately 23%), jointly sold a property owned by the partnership and an adjoining property owned by the Company for an aggregate price, before closing expenses, of $1,675,000. The net proceeds from the sale were allocated 67% to the partnership and 33% to the Company, which percentages represent the parties’ interest in the square footage of the respective parcels. The property sold by the partnership was formerly leased by the Company from the partnership, which lease expired in fiscal 2004.
     inChord Communications, Inc. (“inChord”) and its subsidiaries perform health care marketing and recruiting services on behalf of the Company and its subsidiaries from time to time in the ordinary course of business. Mr. M. Walter is a director and minority shareholder of inChord, and his two brothers serve as the other directors and own substantially all of the remaining equity interest in inChord. During fiscal 2005, the Company paid inChord approximately $51,345 for services rendered on the Company’s behalf, and has incurred approximately $51,000 in additional amounts payable for services rendered on the Company’s behalf in fiscal 2005.
     In October 2003, the Company and inChord entered into a joint marketing program (“RxPedite”) designed to promote a comprehensive package of product commercialization services to pharmaceutical manufacturers. This program provides a mechanism for the parties to share the joint costs of the RxPedite marketing effort, and is terminable by either party at any time. During fiscal 2005, the Company’s share of co-marketing expenses incurred in connection with the RxPedite program was approximately $245,048.
     Mr. M. Walter and his two brothers own a majority of BoundTree Medical Products, Inc. (“BMP”), a company engaged in the pre-hospital emergency medical supply business. Mr. M. Walter is also an officer and director of BMP. During fiscal 2005, BMP and its affiliates (i) purchased approximately $3,197,946 (which amount represents less than 5% of BMP’s consolidated gross revenues during such period) of product from the Company and its subsidiaries in the ordinary course of business, and (ii) sold products to the Company and its affiliates in the ordinary course of business totaling $59,772.
     The sister-in-law of  Carole S. Watkins, Executive Vice President – Human Resources of the Company, is employed as a senior vice president of the Company.
     In April 2005, Medicine Shoppe International, Inc., a wholly-owned subsidiary of the Company (“Medicine Shoppe”), entered into a Membership Agreement with SureScripts, LLC, a provider of electronic prescription information communications services (“SureScripts”), pursuant to which Medicine Shoppe would become a member of a SureScripts program offering the electronic exchange of prescription information for the purpose of reducing medical errors, enhancing patient safety and increasing the efficiency of the prescribing process and other health care transactions and processes. Upon execution of the Membership Agreement, Medicine Shoppe paid SureScripts membership dues in the amount of $969,300, which dues are based on a five-year membership period. The son-in-law of Mr. Conrades, a Director of the Company, is the Chief Executive Officer of SureScripts.
     Pursuant to the Company’s Code of Regulations and certain indemnification agreements, the Company is obligated to advance legal fees under certain circumstances to current and former employees, including executive officers and Directors, subject to limitations of the Ohio Revised Code. As part of that obligation, the Company has advanced legal fees relating to the representation of its Directors by counsel in connection with various derivative actions against the Company and its Directors, and relating to the representation of certain of its Directors and officers by counsel in connection with the SEC investigation and related investigations described under “Item 3: Legal Proceedings” of the Company’s Form 10-K for the fiscal year ended June 30, 2005, under the headings “Derivative Actions” and “SEC Investigation and U.S. Attorney Inquiry,” respectively. The Company has advanced a total of approximately $2.8 million relating to these matters since July 1, 2004.
     See also “Executive Compensation—Compensation of Directors” for a description of the Company’s compensation arrangements with Mr. Losh while he was serving as the Company’s Chief Financial Officer on an interim basis.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during fiscal 2005 and written representations regarding the same, except as set forth below, all officers and Directors of the Company timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during fiscal 2005, except for the following: (a) Robert L. Gerbig, a Director, who provided an executed Form 4 to the Company on a timely basis, but due to an administrative oversight by the Company, such Form 4 was filed late after the oversight was discovered; (b) Brendan A. Ford, the Company’s Executive Vice President – Corporate Development and Interim General Counsel and Secretary, who was late in reporting one acquisition of 40 Common Shares; and (c) Anthony J. Rucci, the Company’s Executive Vice President and President of Strategic Corporate Resources, who was late in reporting the gift of an option to purchase shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares as of September 9, 2005 (unless otherwise indicated below) by: (a) the Company’s Directors; (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company’s Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and (d) the Company’s current executive officers and Directors as a group. Except as otherwise described in the notes below, the listed beneficial owners have sole voting and investment power with respect to all Common Shares set forth opposite their names:

	Number of
	Common Shares
Name of Beneficial Owner	Beneficially Owned	Percent of Class
FMR Corp. (1)	49,579,927	11.6%
Dodge & Cox (2)	34,991,899	8.2%
Robert D. Walter (3)(4)(5)(6)	5,267,321	1.2%
Matthew D. Walter (7)(8)	1,419,240	*
George L. Fotiades (4)(5)(6)	334,312	*
Anthony J. Rucci (4)(5)(6)	222,022	*
Ronald K. Labrum (4)(5)(6)	207,642	*
John B. McCoy (7)(9)(10)	126,421	*
David L. Schlotterbeck (4)(5)(6)	99,164	*
Robert L. Gerbig (7)	95,065	*
John F. Finn (7)(10)(11)	62,242	*
John F. Havens (7)(10)	61,109	*
Richard C. Notebaert (7)(10)	39,419	*
Michael D. O’Halleran (7)	31,630	*
J. Michael Losh (7)(10)(12)	31,363	*
Dave Bing (7)(10)	27,752	*
George H. Conrades (7)(10)	26,819	*
David W. Raisbeck (7)(10)	20,755	*
Jean G. Spaulding, M.D. (7)(10)	17,896	*
All Executive Officers and Directors as a Group (25 Persons) (13)	8,631,523	2.0%

*	Indicates beneficial ownership of less than 1% of the outstanding Common Shares.
(1)	Based on information obtained from a Schedule 13G/A jointly filed with the SEC on February 14, 2005 by FMR Corp. (“FMR”), Edward C. Johnson, III and Abigail P. Johnson. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. FMR reported that, as of December 31, 2004, it had sole voting power with respect to 1,422,329 Common Shares and sole dispositive power with respect to all Common Shares shown in the table. The number of shares held by FMR may have changed since the filing of the Schedule 13G/A.
(2)	Based on information obtained from a Schedule 13G filed with the SEC on February 10, 2005 by Dodge & Cox. The address of Dodge & Cox is 555 California Street, San Francisco, California 94104. Dodge & Cox reported that, as of December 31, 2004, it had sole voting power with respect to 32,764,899 Common Shares, shared voting power with respect to 528,400 Common Shares and sole dispositive power with respect to all Common Shares shown in the table. The number of shares held by Dodge & Cox may have changed since the filing of the 13G.
(3)	Includes a total of 1,710,913 Common Shares held in three grantor retained annuity trusts of which Mr. R. Walter is the trustee, and 800,000 Common Shares beneficially owned by Mr. R. Walter through two limited liability companies in which Mr. R. Walter holds the controlling interest and is the sole manager.

(4)	Common Shares and the percent of class listed as being beneficially owned by the Company’s named executive officers include outstanding options to purchase Common Shares that are exercisable within 60 days of September 9, 2005, as follows: Mr. R. Walter – 1,488,402 shares; Mr. Fotiades – 279,773 shares; Mr. Schlotterbeck – 0 shares; Mr. Labrum – 199,068 shares; and Mr. Rucci – 184,207 shares (which options are held in a trust of which Mr. Rucci is trustee and the sole beneficiary during his life).
(5)	Common Shares and the percent of class listed as being beneficially owned by the Company’s named executive officers do not include restricted share units as of September 9, 2005, as follows: Mr. R. Walter – 318,895 shares; Mr. Fotiades – 26,362 shares; Mr. Schlotterbeck – 0 shares; Mr. Labrum – 24,041 shares; Mr. Rucci – 43,187 shares. Such restricted share units are not deemed to be “beneficially owned” under SEC rules.
(6)	Common Shares and the percent of class listed as being beneficially owned by the Company’s named executive officers include Common Shares in the Company’s Employee Stock Purchase Plan as of September 9, 2005, as follows: Mr. R. Walter – 2,826 shares; Mr. Fotiades – 0 shares; Mr. Schlotterbeck – 437 shares; Mr. Labrum – 2,816 shares; and Mr. Rucci – 0 shares.
(7)	Common Shares and the percent of class listed as being beneficially owned by the listed Company Directors (except for Mr. R. Walter) include outstanding options to purchase Common Shares that are exercisable within 60 days of September 9, 2005, as follows: Mr. Bing – 27,752 shares; Mr. Conrades – 25,819 shares; Mr. Finn – 31,943 shares; Mr. Gerbig – 31,943 shares; Mr. Havens – 35,075 shares; Mr. Losh – 26,488 shares; Mr. McCoy – 31,943 shares; Mr. Notebaert – 25,819 shares; Mr. O’Halleran – 24,130 shares; Mr. Raisbeck – 17,755 shares; Dr. Spaulding – 17,746 shares; and Mr. M. Walter – 17,746 shares.
(8)	Includes 31,097 Common Shares held in trust for the benefit of Mr. M. Walter, 1,112,663 Common Shares beneficially owned by Mr. M. Walter through a limited liability company he controls, 84,889 Common Shares held in a grantor retained annuity trust of which Mr. M. Walter is the trustee, 34,502 Common Shares held in a trust in which Mr. M. Walter holds a one-third economic interest and of which he is a co-trustee, 6,840 Common Shares held in trusts for the benefit of Mr. M. Walter’s children, and 1,090 Common Shares held by Mr. M. Walter’s spouse.
(9)	Includes 34,137 Common Shares held in trust for the benefit of Mr. McCoy, 6,436 Common Shares held in trust for the benefit of Mr. McCoy’s son and a total of 50,773 Common Shares held in two grantor retained annuity trusts of which Mr. McCoy is the trustee.
(10)	Common Shares and the percent of class listed as being beneficially owned by the Company’s non-management Directors do not include Common Share units held under the Company’s Directors Deferred Compensation Plan as of September 9, 2005, as follows: Mr. Bing – 3,669 share units; Mr. Conrades – 1,635 share units; Mr. Finn – 4,659 share units; Mr. Havens – 3,739 share units; Mr. Losh – 3,293 share units; Mr. McCoy – 4,515 share units; Mr. Notebaert – 3,739 share units; Mr. Raisbeck – 2,418 share units; and Dr. Spaulding – 1,779 share units. Such Common Share units are not deemed to be “beneficially owned” under SEC rules.

(11)	Includes 1,032 Common Shares held by Mr. Finn’s spouse.

(12)	Includes 1,500 Common Shares held in trust for the benefit of Mr. Losh’s daughters.

(13)	Common Shares and percent of class listed as being beneficially owned by all executive officers and Directors as a group include outstanding options to purchase an aggregate of 2,926,263 Common Shares that are exercisable within 60 days of September 9, 2005.

EXECUTIVE COMPENSATION
Human Resources and Compensation Committee Report
     The Company’s executive compensation program is administered by the Human Resources and Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors, which is responsible for reviewing all aspects of compensation for the Company’s executive officers. The Compensation Committee is currently comprised of Messrs. Havens, McCoy and Notebaert and Dr. Spaulding, with Mr. McCoy serving as Chairman.1 The Compensation Committee’s primary objective with respect to the Company’s executive compensation practices is to establish and maintain programs that attract, motivate and retain key executives and align their compensation with the Company’s overall business strategies, core values adopted by the Company as part of its performance culture (the “EPIC Core Values”2) and the Company’s performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy which includes the following considerations:
•	A “pay-for-performance” orientation that differentiates compensation results based upon corporate, business unit and individual performance;

•	An appropriate mix of short-term and long-term compensation that facilitates retention of talented executives and encourages Company stock ownership;

•	An emphasis on long-term incentives as a significant component of total compensation in order to more closely align the interests of Company executives with the economic interests of the Company’s shareholders;

•	An emphasis on total compensation versus cash compensation, rewarding Company executives with total compensation (including cash and stock incentive programs) at or above competitive levels to the extent individual performance and business results are superior and demonstrate commitment to the Company’s EPIC Core Values; and

•	Recognition that as an executive’s level of responsibility increases, a greater portion of that executive’s total compensation opportunity should be “at risk” and based upon stock and other performance-based incentives.
     The primary components of the Company’s executive compensation program for fiscal 2005 were (a) base salaries, (b) annual cash incentive opportunities and (c) long-term incentive opportunities in the form of stock options and restricted share units. This three-part approach was intended to enable the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term economic interests of shareholders.
     The executive officers’ and CEO’s base salary, annual bonus target and award, and long-term incentives are reviewed by the Compensation Committee at least annually to ensure market competitiveness and to assure satisfaction of the Company’s objective of providing total executive pay that achieves an appropriate balance of variable pay-for-performance and at-risk equity compensation. The Compensation Committee has retained and is advised directly by an executive compensation consulting firm in its review of Mr. R. Walter’s and the other executive officers’ compensation. In making its recommendations, the consultant considered a comparator group of companies for the Company that includes some, but not all, of the companies included in the Value Line Health Care Index utilized for the Shareholder Performance Graph set forth below. The companies considered by the consultant represent a broad spectrum of approximately 40 wholesale, retail and manufacturing companies that the consultant and the Compensation Committee believe to be a more representative measure of the size, scope, performance and complexity of the competitive market for executive talent than the Value Line Health Care Index.
     In reviewing compensation of the Company’s executive officers for fiscal 2005 (including that of Mr. R. Walter), the Compensation Committee considered multiple factors, including the Company’s performance in a year

[1]	Mr. Losh was Chairman of the Compensation Committee until July 24, 2004, when he was appointed the Company’s Chief Financial Officer on an interim basis. Mr. Losh served in such position until May 15, 2005.

[2]	“EPIC” Core Values are Ethical, Performance-Driven, Innovative and Collaborative.

of significant change and difficult business conditions, as well as the Company’s size and complexity, overall quality of earnings performance, balance sheet and cash flow performance, foreign operations, individual business results and total shareholder return. The Compensation Committee also considered each executive officer’s individual performance (including demonstration of core leadership competencies and promotion of the Company’s EPIC Core Values), retention and contribution toward positioning the Company for future success.
     Base Salaries. Base salaries for Company executives are generally subject to annual review and adjustment on the basis of the following: individual and Company performance; level of responsibility; market data; and competitive, inflationary and internal equity considerations. Salary increases for fiscal 2005 for executive officers who were employed by the Company in fiscal 2004 (other than Mr. R. Walter) ranged from approximately 3.5% to 12% over such officers’ fiscal 2004 salaries.
     Annual Cash Incentives. As part of the Company’s executive compensation program, Company executives are eligible to receive annual cash incentive awards pursuant to the Company’s annual cash incentive program. Targeted cash incentive amounts, which range from 65% to 140% of annual base salary for executive officers (other than Mr. R. Walter), are designed to provide competitive incentive pay and reflect the Company’s pay-for-performance philosophy. These targets are reviewed periodically, but are generally not modified annually. Targeted cash incentive amounts generally represent a greater portion of an executive’s overall potential cash compensation as levels of responsibility and function increase. Performance objectives intended to focus attention on achieving key goals are established for the Company, for each segment and for each business unit within each segment at the beginning of each fiscal year. In addition, individual performance objectives are established for each executive, which include both specific performance goals and other, more qualitative and developmental criteria.
     Certain of the executive officers’ bonuses are paid under the Company’s Management Incentive Plan (the “MIP”). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a “covered employee” in excess of $1 million per year (the “Dollar Limitation”). A covered employee is an employee who, on the last day of a company’s taxable year, is the chief executive officer of the company or an employee who appears in the Summary Compensation Table by reason of being one of the four most highly compensated executive officers for the taxable year (other than the chief executive officer). In anticipation that the deductibility of compensation paid to Mr. R. Walter and other executive officers could be affected by Section 162(m), in August 1996, the Company’s Board of Directors adopted the MIP, the material terms of the performance goals of which have been approved by the Company’s shareholders. In August 2004, the Board of Directors approved amendments to the MIP, and such amendments were approved by the Company’s shareholders in December 2004. Compensation paid in accordance with the MIP generally will not be applied toward the Dollar Limitation.
     Messrs. R. Walter, Fotiades, Schlotterbeck, Labrum and Rucci were the Company’s covered employees for fiscal 2005. Under the terms of the MIP, and in accordance with Section 162(m), a maximum bonus potential level was set for each covered employee if the performance goals established by the Compensation Committee were fully satisfied. The performance goals established by the Compensation Committee under the MIP for covered employees for fiscal 2005 were the achievement by the Company of a specified level of earnings per share growth and a specified level of return on average shareholders’ equity. These performance goals were not fully satisfied for fiscal 2005. As a result, that portion of an incentive compensation award paid to a covered employee for fiscal 2005, which together with such covered employee’s base salary and any other non-performance based compensation for fiscal 2005 exceeds $1 million, will not be deductible to the extent provided by Section 162(m).
     In addition to the MIP performance goals, the Compensation Committee considered corporate, business segment and individual performance in determining annual cash incentive awards to executive officers for fiscal 2005. For many of the performance objectives established for the Company’s executives, the Company and its business segments did not achieve results that would entitle the executives to their full bonus target amount. However, the Committee also considered that fiscal 2005 was a year of significant change and difficult challenges for the Company, with significant events that required extraordinary management efforts in a complex environment. Major efforts were made during fiscal 2005 to develop a new organizational structure and implement a strategic agenda that focuses on the long-term. With respect to executive officer incentive awards, the Compensation Committee also considered that executive officers of the Company did not receive a bonus for fiscal 2004. As a result of these factors, the Compensation Committee approved annual cash incentive award allocations to the Company’s business segments for fiscal 2005 ranging from 48% to 77% of the target award amount for non-executive officers, and payments of 60% of the target award for executive officers whose incentive compensation was not fixed by contract. In addition, following preliminary discussions by the Compensation Committee of anticipated cash incentive awards to executive officers for fiscal 2005, Mr. R. Walter discussed with the Compensation Committee his desire that his ultimate bonus to be awarded by the Compensation Committee be reduced by the Compensation Committee, and that such reduced amount be used to provide an increased pool for the fiscal 2005 cash incentive awards of executive officers other than Mr. Fotiades and those executive officers who had fiscal 2005 bonus guarantees as part of their compensation arrangements with the Company. As a result of those discussions, the Compensation Committee awarded each such executive officer an additional 20% of his or her respective actual fiscal 2005 award.
     Long-Term Stock Incentives. The Company has granted equity-based awards to its executives under the Company’s Amended and Restated Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The Equity Incentive Plan was approved by the Company’s shareholders in November 1995, and amendments were approved by the Company’s shareholders in November 1998. The Equity Incentive Plan has been designed to align a significant portion of the executive compensation package with the long-term economic interests of the Company’s shareholders by providing an incentive that focuses attention on managing the Company from the perspective of a longer-term owner with an equity stake in the business. The Equity Incentive Plan provides for the grant of several types of equity-based awards, including stock options and restricted shares and share units.
     The Company has historically made annual grants of stock options to its management personnel, including its executive officers. This annual grant program has been designed to provide Company managers, over a number of years, with multiple stock option awards, each granted with an exercise price equal to the market price for Common Shares on the date of the grant. Individual option grants historically have been determined by the Compensation Committee based on a manager’s current performance, potential for future responsibility, market competitiveness (based on data provided by the Company’s outside compensation consultant) and salary multiples designed to increase the portion of the total compensation opportunity represented by stock incentives as a manager’s level of responsibility increases. Because a primary purpose of granting stock options has been to encourage positive future performance, when granting options in fiscal 2005, the Compensation Committee did not consider the number of options granted to an individual in previous years or the amount of stock owned by the executive. The Company’s current standard stock option agreement contains provisions providing for forfeiture of the option or option value received in the event the option holder engages in certain behavior in competition with or contrary to the interests of the Company. The Compensation Committee has historically placed a relatively heavy emphasis on equity incentives, consistent with its philosophy that stock incentives more closely align the interests of Company managers with the long-term interests of shareholders.
     In August 2004, the Committee awarded stock option grants to approximately 5,270 employees below the executive officer level for fiscal 2005 under the Company’s Equity Incentive Plan and Broadly-based Equity Incentive Plan, as amended (the “Broadly-based Equity Incentive Plan”). This program has historically been an important element of the Company’s efforts to identify, develop and motivate key employees who will be influential in the achievement of the Company’s long-term goals.
     Grants of restricted shares and restricted share units are intended to reward exceptional performance with a long-term benefit in lieu of cash, to facilitate stock ownership and to promote retention of key Company managers. Unlike the Company’s stock option program, restricted share and restricted share unit grants have not historically been made on an annual or other regularly established basis. Recipients of restricted share and restricted share unit grants are subject to restrictions on the disposition of the stock during a period determined by the Compensation Committee at the time of grant. Generally, restricted share and restricted share unit awards are forfeited by their terms if the recipient terminates employment with the Company prior to the expiration of the restriction or vesting period. Restricted share and restricted share unit awards are, in most instances, also forfeited by their terms if the recipient engages in certain behavior in competition with or contrary to the interests of the Company.
     As discussed in more detail beginning on page 29 of this Proxy Statement, the Compensation Committee has approved significant changes to the Company’s approach to long-term stock incentives for fiscal 2006. In light of the expected impact of the Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment,” on the Company’s compensation program and consistent with market trends and investor expectations regarding shareholder dilution, the Company is significantly reducing participation in its equity compensation program at the lower levels of the organization in fiscal 2006 and beyond. In addition, the annual equity grant will be made with a mix of stock options and restricted shares or restricted share units instead of relying exclusively on stock options. Although stock options will continue to be an important component of long-term compensation for employees, the effect of these changes is expected to significantly reduce the aggregate number of stock options granted each year.
     Because the terms of the Equity Incentive Plan and Broadly-based Equity Incentive Plan expire in November 2005, in August 2005, the Board of Directors approved the 2005 Long-Term Incentive Plan, which is being submitted to the Company’s shareholders for approval at this year’s Annual Meeting. The terms of the new plan are described in Proposal 2 in this Proxy Statement. Because the long-term equity component of compensation is an important element of the Company’s total compensation approach, the Compensation Committee believes that shareholder approval of the 2005 Long-Term Incentive Plan is critically important to the Company’s ability to offer equity incentives that align the interests of Cardinal Health employees with shareowners for the long-term success of the Company.
     CEO Compensation. The compensation of Mr. R. Walter is governed in part by an Amended and Restated Employment Agreement between the Company and Mr. R. Walter, dated as of February 1, 2004 (the “Walter Employment Agreement”) (see “Employment Agreements and Other Arrangements” below). The Walter Employment Agreement provides for an annual base salary of not less than $1,000,000. Mr. R. Walter’s annual base salary is reviewed at the same time that the salaries of other executive officers of the Company are reviewed. The Compensation Committee awarded a 3.5% merit increase to Mr. R. Walter for fiscal 2005, which is the same percentage as that budgeted in the aggregate for all other employees of the Company during fiscal 2005.
     The Walter Employment Agreement provides for a target cash incentive award amount of at least 250% of Mr. R. Walter’s annual base salary. For fiscal 2005, Mr. R. Walter’s target incentive award was 300%, and the Compensation Committee awarded Mr. R. Walter an annual cash incentive of 60% of the target award amount (or $1,922,287) for fiscal 2005. In determining Mr. R. Walter’s actual cash incentive award for fiscal 2005, the Compensation Committee reviewed the overall Company financial results for fiscal 2005 against the primary corporate metrics in the annual cash incentive award program. The Compensation Committee also considered the facts and circumstances of fiscal 2005 regarding how various business issues were addressed to help position the Company for improved results in the future, and ultimately concluded that the average bonus as a percent of target that was recommended for the other executive officers for fiscal 2005 would also be the appropriate percent of target designated for Mr. R. Walter to receive for fiscal 2005. However, as discussed above, Mr. R. Walter indicated that it was his desire that his ultimate bonus to be awarded by the Compensation Committee be reduced by the Compensation Committee, with such reduced amount being used to provide an increased pool for the fiscal 2005 cash incentive awards of executive officers other than Mr. Fotiades and those executive officers who had fiscal 2005 bonus guarantees as part of their compensation arrangements with the Company. Therefore, the Compensation Committee approved a re-allocation of an aggregate of $336,436 from Mr. R. Walter’s fiscal 2005 annual incentive award to eight other executive officers of the Company, which resulted in Mr. R. Walter receiving an annual cash incentive of 49.6% of his target award amount (or $1,585,851) for fiscal 2005. The amounts reflected in the Summary Compensation Table give effect to this re-allocation.
     In August 2004, the Compensation Committee granted Mr. R. Walter an option to purchase 562,500 Common Shares with an exercise price of $44.15 per share (the market price on the date of grant) (the “August 2004 Option”) as part of the fiscal 2005 annual option grant made to Company executives under the Company’s Equity Incentive Plan, and in partial satisfaction of the Company’s contractual obligation to Mr. R. Walter under the Walter Employment Agreement, which provides that Mr. R. Walter shall receive an annual stock option award with a value of no less than 3,000% of his annual base salary in terms of “dollars at work.” This option vests on the third anniversary of the grant date and has a term of 10 years. The option granted to Mr. R. Walter during the fiscal year also contains provisions for forfeiture of the option or option value received in the event Mr. R. Walter engages in certain behavior in competition with or contrary to the interests of the Company. In addition, in March 2005, the Compensation Committee granted Mr. R. Walter a deferred payment stock appreciation right (the “March 2005 SAR”) with respect to 142,483 shares in satisfaction of the Company’s remaining contractual obligation under the Walter Employment Agreement with respect to fiscal 2005. Under the terms of the March 2005 SAR, upon exercise of the March 2005 SAR, Mr. R. Walter is entitled to receive cash in an amount equal to the aggregate fair market value per underlying Common Share on the date of exercise minus $44.15, subject to applicable tax withholding. The March 2005 SAR is to be paid to Mr. R. Walter upon the SAR grant expiration date, or August 23, 2014. The March 2005 SAR granted to Mr. R. Walter also contains provisions for forfeiture of the SAR or the SAR value received in the event Mr. R. Walter engages in certain behavior in competition with or contrary to the interests of the Company.

     In its 2004 Proxy Statement, the Company disclosed that it had discovered in 2004 that a portion of an option to purchase 1,425,000 Common Shares (giving effect to stock splits occurring after the date of grant) that had been granted in November 1999 to Mr. R. Walter was in excess of that permitted to be granted to a single individual during any fiscal year under the Equity Incentive Plan. The maximum number of Common Shares as to which option awards could be granted pursuant to the terms of the Equity Incentive Plan was 562,500 Common Shares (although the Company would have been permitted at the time to make a larger grant outside of the Equity Incentive Plan).
     In order to satisfy the original intent and understanding of the Company with respect to the 1999 option award and to remedy this error, after consulting with its outside compensation consultant, on August 2, 2005, the Compensation Committee approved a grant to Mr. R. Walter, in lieu of the portion of the 1999 option award in excess of the share limitation and in full satisfaction of any claims with respect to such portion, of a deferred payment stock appreciation right (the “August 2005 SAR”) with respect to 862,500 Common Shares. Upon exercise of the August 2005 SAR, Mr. R. Walter will become entitled to receive cash in an amount equal to the fair market value per underlying Common Share on the date of exercise minus $31.167, the original exercise price of the 1999 option award, multiplied by the number of Common Shares as to which the August 2005 SAR is being exercised. Consistent with the fact that the 1999 option award is fully vested, the August 2005 SAR is fully vested and has a term expiring on November 15, 2009, the expiration date of the 1999 option award (or, if earlier, on the six-month anniversary of Mr. R. Walter’s termination of employment). In order to comply with Section 409A of the Code and to avoid potential loss to the Company of a tax deduction under Section 162(m) of the Code, any payment due to Mr. R. Walter will be deferred until six months following his termination of employment, and will be credited with interest from the date of exercise until the payment date.
     Other Benefits and Perquisites. The Company’s executive compensation program also includes other benefits and perquisites. These benefits include annual matching contributions to executive officers’ deferred compensation and 401(k) plan accounts, company-paid medical benefits and, in some cases, reimbursement for income taxes on taxable benefits. Perquisites for the Company’s most senior executives also include an executive relocation program and the personal use of Company-owned aircraft. For security reasons, the Company’s Board-approved policy requires the Chairman and Chief Executive Officer to use Company aircraft for personal travel. Executive officers are also covered under the Company’s directors’ and officers’ liability insurance policy and have entered into indemnification agreements with the Company. For more detailed information regarding benefits and perquisites provided to our executive officers, please see the section of this Proxy Statement entitled “Executive Compensation—Summary Compensation Table.”
     Guidelines for Share Ownership. In an effort to directly link executive officers’ and Directors’ financial interests with those of shareholders, the Compensation Committee approved in February 2003 Guidelines for Share Ownership for executive officers and non-management Directors. The guidelines specify a dollar value of shares that executive officers and non-management Directors must accumulate and hold within three years of joining the Company or the Board, or by July 2006 for current executive officers and Directors. The specific share requirements for executive officers are based on a multiple of base salary ranging from three to five times base salary, with the higher multiples applicable to the Company’s executive officers having the greatest level of responsibility. The specific share requirement for each non-management Director is four times his or her annual cash retainer.
     Impact of Internal Revenue Code Section 162(m). As discussed above, Section 162(m) of the Code prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a covered employee in excess of the Dollar Limitation. It is the Compensation Committee’s general policy to endeavor to minimize the effect of Section 162(m) on the Company’s compensation expense. The Compensation Committee reserves the authority to award non-deductible compensation in such circumstances as it deems appropriate.
     Submitted by the Human Resources and Compensation Committee of the Board.

John B. McCoy, Chairman
John F. Havens
Richard C. Notebaert
Jean G. Spaulding

Executive Compensation Tables
     The following information is set forth with respect to the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers at June 30, 2005.
Summary Compensation Table

						Long-Term
						Compensation
		Annual Compensation				Awards
				Other				Securities
				Annual		Restricted		Underlying
				Compen-		Stock		Options/	All Other
Name and	Fiscal	Salary	Bonus	sation		Awards		SARs	Compensation
Principal Position	Year	($)	($)	($)(1)		($)(2)		(#)	($)(3)
Robert D. Walter	2005	$1,066,578	$1,585,851	$239,361	(4)	$0		704,983	$32,132
Chairman and	2004	$1,037,500	$0	$178,265	(4)	$0		507,086	$12,349
Chief Executive Officer	2003	$1,015,230	$2,112,135	$179,281	(4)	$0		486,009	$36,473

George L. Fotiades	2005	$751,149	$683,839	$219,970	(4)	$0		0	$36,132
President and	2004	$627,710	$0	$90,617	(4)	$0		225,000	$11,278
Chief Operating Officer	2003	$532,121	$387,412	—		$0		250,000	$35,957

David L. Schlotterbeck	2005	$560,000	$539,269	—		$0		244,621	$22,200
Chairman and Chief Executive Officer — Clinical Technologies and Services (5)

Ronald K. Labrum	2005	$545,019	$392,861	—		$308,070	(7)	105,000	$30,305
Chairman and Chief Executive	2004	$490,387	$0	—		$306,900	(7)	85,280	$7,321
Officer — Healthcare Supply Chain Services (6)	2003	$446,701	$247,562	—		$0		53,019	$29,512

Anthony J. Rucci	2005	$467,581	$303,375	—		$440,100	(7)	85,000	$29,243
Executive Vice President and	2004	$445,800	$0	—		$0		57,021	$8,864
President of Strategic Corporate Resources	2003	$433,685	$279,068	—		$0		48,822	$34,061

(1)	“ — ” indicates that the aggregate amount of perquisites and other personal benefits, securities or property in the aggregate did not exceed the lesser of $50,000 or 10% of the total of Salary and Bonus, and the executive had no other compensation reportable under this category.

(2)	Aggregate restricted share unit holdings and values on June 30, 2005 (based upon the closing price of the Common Shares on the New York Stock Exchange on that date) for the named executive officers are as follows: Mr. R. Walter — 264,644 shares, $15,238,202; Mr. Fotiades — 26,362 shares, $1,517,924; Mr. Schlotterbeck — 0 shares, $0; Mr. Labrum — 12,000 shares, $690,960; and Mr. Rucci — 35,620 shares, $2,051,000. Dividend equivalents are paid in cash on restricted share units.

(3)	Amounts shown represent Company contributions to the executive’s account for fiscal 2005 under each of the Company’s 401(k) Savings Plan and Deferred Compensation Plan, respectively, as follows: Mr. R. Walter — $23,132 and $9,000; Mr. Fotiades — $23,132 and $13,000; Mr. Schlotterbeck — $16,200 and $6,000; Mr. Labrum — $23,132 and $7,173; and Mr. Rucci — $23,084 and $6,159.

(4)	Amounts shown for Messrs. R. Walter and Fotiades include incremental cost to the Company relating to personal use by the executive of corporate aircraft for fiscal 2005, 2004 and 2003. The Company owns and operates its own aircraft to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is calculated based on variable operating cost, which for fiscal 2004 and 2005 includes fuel per flight hour, engine reserves per flight hour (engine reserves are an accrued expense for future maintenance on the aircraft engines), average repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, and actual per flight hangar and parking ramp fees, landing fees, catering and miscellaneous handling charges. For fiscal 2003, variable operating cost includes the same costs detailed in the preceding sentence, except that average hangar and parking ramp fees, landing fees, catering and miscellaneous handling charges were utilized rather than actual per flight costs. Fixed costs, such as flight crew salaries, wages and other employment costs, employee seminars and training, depreciation, building/hangar rent, aircraft lease expense, utilities, general liability insurance and other insurance costs, are not included in the calculation of incremental cost, since these expenses are incurred by the Company regardless of the personal use of the corporate aircraft by the executives.

Amounts shown in this column for fiscal 2004 and 2003 for personal use of corporate aircraft differ from amounts previously reported due to a change in the manner in which the Company calculated incremental cost. In prior years, the cost of personal use of corporate aircraft had been calculated using the Standard Industrial Fare Level (SIFL) tables found in tax regulations. The Company has recalculated prior year amounts so that all amounts are reported on a consistent basis.

For Mr. R. Walter, the amounts include the incremental cost of personal use of corporate aircraft: $151,069 for fiscal 2005, $124,514 for fiscal 2004 and $127,489 for fiscal 2003. Amounts also include tax reimbursements due to income attributed to Mr. R. Walter arising out of personal use of corporate aircraft: $34,895 for fiscal 2005, $53,751 for fiscal 2004 and $51,792 for fiscal 2003. Mr. R. Walter is required by the Company to use corporate aircraft for all air travel.

For Mr. Fotiades, the amounts include the incremental cost of personal use of corporate aircraft: $139,963 in fiscal 2005 and $43,085 in fiscal 2004. Amounts also include tax reimbursements due to income attributed to Mr. Fotiades arising out of personal use of corporate aircraft: $12,714 in fiscal 2005 and $2,612 in fiscal 2004. Mr. Fotiades’ personal use of corporate aircraft primarily relates to relocation and commuting from his residence in New Jersey to the Company’s corporate offices in Dublin, Ohio after his promotion to President and Chief Operating Officer in February 2004. The amount in fiscal 2004 also includes $24,752 for an automobile allowance.

(5)	Mr. Schlotterbeck became an executive officer of the Company on August 31, 2004.

(6)	During fiscal 2005, Mr. Labrum held the title of Chairman and Chief Executive Officer — Integrated Provider Solutions and Cardinal Health International. He assumed his current title in September 2005.

(7)	Includes restricted share units that vest as follows: Mr. Labrum — for fiscal 2004: 5,000 shares vesting on November 17, 2006 and for fiscal 2005: 7,000 shares vesting on August 6, 2007; and Mr. Rucci — for fiscal 2005: 10,000 shares vesting on August 6, 2007.

Option/SAR Grants in Last Fiscal Year (1)

	Individual Grants
			Percent of
	Number of		Total			Potential Realizable
	Securities		Options/			Value at Assumed
	Underlying		SARs			Annual Rates of
	Options/		Granted to			Stock Price
	SARs		Employees	Exercise		Appreciation for
	Granted		in Fiscal	Price	Expiration	Option Term (5)
Name	(#)(1)		Year (3)	($/Sh)(4)	Date	0% ($)	5% ($)	10% ($)
Robert D. Walter	562,500		4.1%	$44.15	8/23/2014	$0.00	$15,618,205	$39,579,598
	142,483	(2)	1.0%	$44.15	8/23/2014	$0.00	$3,956,140	$10,025,635
George L. Fotiades	0	(6)	0.0%	—	—	$0.00	—	—
David L. Schlotterbeck	244,621		1.8%	$44.15	8/23/2014	$0.00	$6,792,073	$17,212,446
Ronald K. Labrum	105,000		0.8%	$44.15	8/23/2014	$0.00	$2,915,398	$7,388,192
Anthony J. Rucci	85,000		0.6%	$44.15	8/23/2014	$0.00	$2,360,084	$5,980,917

(1)	All options granted during the fiscal year to the named executive officers are nonqualified stock options granted under the Company’s Equity Incentive Plan, are exercisable in full on and after the third anniversary from the date of grant, and have a term of 10 years.

(2)	The SAR granted to Mr. R. Walter is exercisable in full on or after August 23, 2007 and expires on August 23, 2014.

(3)	Based on the aggregate of (i) the total number of options to purchase 13,480,518 Common Shares granted to all employees during fiscal 2005 under the Company’s Equity Incentive Plan and Broadly-based Equity Incentive Plan and (ii) the total number of SARs granted during fiscal 2005 (representing 142,483 SARs granted to Mr R. Walter).

(4)	Market price on date of grant, except in the case of Mr. R. Walter’s SAR grant, which such exercise price was established to be consistent with that of the August 2004 Option (see “Human Resources and Executive Compensation Committee Report” above).

(5)	These amounts are based on hypothetical annual appreciation rates of 0%, 5% and 10% over the full term of the applicable option and are not intended to forecast the actual future appreciation of the Company’s stock price. No gain to optionees is possible without an actual increase in the price of the Company’s Common Shares, which benefits all of the Company’s shareholders.

(6)	Pursuant to his Employment Agreement, on February 1, 2004, Mr. Fotiades received an option to purchase 225,000 Common Shares and is eligible for future stock option awards beginning in fiscal 2006 (see “Employment Agreements and Other Arrangements” below).

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

	Shares		Number of Securities
	Acquired		Underlying Unexercised		Value of Unexercised
	on	Value	Options/SARs at		In-the-Money Options/SARs at
	Exercise	Realized	FY-End (#)		FY-End ($)(2)
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert D. Walter	136,115	$5,054,358	1,488,402	2,138,607	$28,767,777	$9,467,922
George L. Fotiades	222,870	$4,998,330	279,773	475,000	$2,973,568	$0
David L. Schlotterbeck	97,977	$4,513,435	0	244,621	$0	$3,285,260
Ronald K. Labrum	94,620	$4,435,786	199,068	243,299	$4,325,985	$1,410,150
Anthony J. Rucci	0	$0	184,207	190,843	$2,398,271	$1,141,550

(1)	Value calculated as the amount by which the fair market value of the Common Shares on the date of exercise exceeds the option exercise price before payment of any taxes.

(2)	Value calculated as the amount by which the market value of the Common Shares, based upon the closing price per Common Share of $57.58 on June 30, 2005, exceeds the option exercise price.

Shareholder Performance Graph
     The following line graph compares the cumulative total return of the Company’s Common Shares with the cumulative total return of the Standard & Poor’s Composite — 500 Stock Index and the Value Line Health Care Sector Index, an independently prepared index which includes more than 100 companies in the health care industry (the “Value Line Health Care Index” or “Peer Group”). The graph assumes, in each case, an initial investment of $100 on June 30, 2000 based on the market prices at the end of each fiscal year through and including June 30, 2005, with the Value Line Health Care Index investment weighted on the basis of market capitalization at the beginning of each such fiscal year, and assuming reinvestment of dividends (and taking into account all stock splits during such periods).

June 30,	2000	2001	2002	2003	2004	2005
Cardinal Health, Inc.	100	140.40	125.14	131.26	143.26	114.32
S&P 500	100	84.18	68.05	66.99	78.43	81.16
Value Line Health Care Index	100	95.32	81.85	87.35	94.35	91.21

Employment Agreements and Other Arrangements
     During fiscal 2005, the Company was a party to employment agreements with Mr. R. Walter, Mr. Fotiades (the “Fotiades Agreement”), and Mr. Labrum (the “Labrum Agreement”), and the Company’s subsidiary, ALARIS Medical Systems, Inc. (“Alaris”), entered into a retention agreement with Mr. Schlotterbeck (the “Schlotterbeck Agreement”). Messrs. R. Walter, Fotiades, Labrum and Schlotterbeck agreed in their respective agreements to comply with certain non-compete (except in the case of Mr. Schlotterbeck) and non-solicitation covenants during the term of their employment and generally for a period ranging from one to three years thereafter. In addition, Messrs. R. Walter, Fotiades, Labrum and Schlotterbeck are obligated to keep the Company’s proprietary information and trade secrets confidential.
     The Company and Mr. R. Walter entered into an amended and restated employment agreement as of February 1, 2004 (the “Walter Agreement”), replacing the employment agreement dated November 20, 2001 (the “Initial Walter Agreement”) between the Company and Mr. R. Walter. Under the Walter Agreement, the Company agrees to employ Mr. R. Walter as Chairman and Chief Executive Officer until February 1, 2007. However, commencing on February 1, 2006, the term is extended each day by one day to create a new one year term until, at any time at or after such date, either party provides written notice of termination to be effective one year from the notice date.
     The Walter Agreement provides for an annual base salary of not less than $1,000,000, which will be reviewed at the time that the salaries of all the Company’s executive officers are reviewed, and eligibility for an annual cash bonus target of at least 250% of his annual base salary. The Walter Agreement further provides for equity and non-equity awards under the Company’s long-term incentive compensation plans consistent with past practice and competitive pay practices, including an annual stock option award with a value of no less than 3,000% of annual base salary in terms of dollars at work. The Initial Walter Agreement provided Mr. R. Walter with 150,000 deferrable restricted share units effective November 20, 2001. The Walter Agreement, as revised in fiscal 2004, extended the vesting date of those restricted share units from June 30, 2004 to January 15, 2006 and the vesting date of certain options from November 19, 2004 to January 15, 2006.
     Under the Walter Agreement, if the Company terminates Mr. R. Walter’s employment other than for cause, death or disability, or if Mr. R. Walter terminates his own employment for good reason, then he is paid: (i) any earned but unpaid salary; (ii) a prorated portion of his recent average bonus (based on the average bonus earned in the three previous fiscal years, but not less than his annual target bonus); and (iii) two times the sum of his annual salary then in effect and recent average bonus (or three times such sum if a change of control has occurred within the last three years). If Mr. R. Walter’s employment is terminated by death or disability, then he is paid: (i) any earned but unpaid salary; and (ii) a prorated portion of his recent average bonus. If Mr. R. Walter’s employment is terminated for any reason other than for cause, voluntary resignation without good reason, disability or retirement, any stock options, restricted shares and restricted share units held by Mr. R. Walter vest immediately and are exercisable until the end of the applicable term of such award. Mr. R. Walter will be treated as a consulting employee and his outstanding awards will continue to vest in accordance with their terms if Mr. R. Walter’s employment is terminated by disability or retirement and the award agreement does not provide for immediate vesting, provided that Mr. R. Walter enters into an agreement with the Company to continue as a consulting employee until the third anniversary of the date on which his employment ceased. If the Company terminates Mr. R. Walter’s employment for cause or if Mr. R. Walter terminates his own employment without good reason, then he is paid any earned but unpaid salary but no portion of his bonus. If Mr. R. Walter’s employment is terminated for any reason other than for cause or voluntary resignation, to the extent not already provided or paid, he will also receive any other benefits to which he is entitled pursuant to existing Company programs and plans. If any payments made to Mr. R. Walter would be subject to the excise tax imposed on “parachute payments” by the Code, under the Walter Agreement, the Company will “gross-up” Mr. R. Walter’s compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest).
     The Fotiades Agreement was amended and restated in February 2004 to replace the employment agreement previously in place between the Company and Mr. Fotiades and was further amended in February 2005. Under the Fotiades Agreement, the Company agrees to employ Mr. Fotiades as President and Chief Operating Officer for three years commencing on February 1, 2004. The Fotiades Agreement provides for an annual base salary of not less than $790,000 and an annual bonus target equal to 140% of annual base salary under the terms of the bonus plan for which Mr. Fotiades was eligible. The Fotiades Agreement further provided for an initial stock option grant of

225,000 shares on February 1, 2004 (the “2004 Option”), eligibility for annual stock option grants beginning in fiscal year 2006 and relocation benefits.
     Under the Fotiades Agreement, if the Company terminates Mr. Fotiades’ employment without cause before February 1, 2009, if Mr. Fotiades’ employment is terminated within one year after a change of control (other than because of death, incapacity, retirement or for cause) or if he terminates his employment within one year after a change of control that leads to a qualifying material diminution of his duties, then he receives: (i) two times the sum of his salary in effect on the day immediately prior to termination and his annual bonus target; (ii) any vested benefits required to be paid or provided by law; and (iii) all benefits provided in the 2004 Option agreement and a November 18, 2002 option agreement. If Mr. Fotiades terminates his employment or if his employment is terminated by incapacity, death, retirement or for cause, then he receives: (i) any earned but unpaid salary; (ii) benefits under any long-term disability insurance coverage (in the event of termination due to incapacity); (iii) any vested benefits required to be paid or provided by law; and (iv) any benefits provided for under his then-outstanding equity incentive awards.
     The Schlotterbeck Agreement was entered into in August 2004 by Alaris following the Company’s acquisition of Alaris in July 2004. The change in control agreement between Mr. Schlotterbeck and Alaris in effect prior to the acquisition was replaced by the Schlotterbeck Agreement. In connection with entering into the Schlotterbeck Agreement, Mr. Schlotterbeck signed a release and waiver of all claims arising in connection with his employment by Alaris prior to the date of the agreement.
     Under the Schlotterbeck Agreement, if Mr. Schlotterbeck remains employed by Alaris, the Company or one of the Company’s affiliates through June 28, 2006 (the “Target Date”), he will be paid a retention bonus (the “Retention Bonus”) in an amount equal to the greater of (a) $2,172,000, or (b) the sum of (i) 200% of his annual base salary effective as of the Target Date, and (ii) 200% of his target bonus for the fiscal year ending June 30, 2006.
     If, prior to the Target Date, Alaris terminates Mr. Schlotterbeck’s employment without cause or due to disability, or Mr. Schlotterbeck terminates his own employment for good reason or his employment is terminated due to his death, Mr. Schlotterbeck will be paid: (i) the Retention Bonus; (ii) any earned but unpaid salary plus all other amounts to which he is entitled under any compensation plan of Alaris at the time such payments are due; (iii) a lump sum cash bonus equal to his annual base salary then in effect; (iv) outplacement services for up to nine months following termination; (v) medical benefits coverage at the same level that would have been provided to Mr. Schlotterbeck and his family if his employment with Alaris had continued for a period ending on the earlier of 24 months from the date of termination or the date on which Mr. Schlotterbeck becomes eligible to participate in another group health plan; and (vi) to the extent permitted under applicable law, full vesting of any accrued benefits under any pension, profit-sharing, deferred compensation or supplemental plans maintained by Alaris (collectively, the “Termination Benefits”). If, prior to the Target Date, the Company terminates Mr. Schlotterbeck’s employment for cause or if Mr. Schlotterbeck terminates his own employment without good reason, then he will not receive the Termination Benefits, but will be paid any earned but unpaid salary plus all other amounts to which he is entitled under any compensation plan of Alaris at the time such payments are due. In addition, if at any time after the Target Date Mr. Schlotterbeck voluntarily terminates his employment, he will receive a one-time payment equal to his annual base salary in effect on the date prior to termination of his employment (or notice thereof, if applicable).
     In the event that any payments made to Mr. Schlotterbeck would be subject to the excise tax imposed on “parachute payments” by the Code, under the Schlotterbeck Agreement, the amount payable to Mr. Schlotterbeck will be reduced to the extent necessary to prevent any portion of the payments from being subject to the excise tax that would otherwise be imposed under the Code, but only if, by reason of such reduction, the net after tax benefit (after taking into account all federal, state, local and foreign income, employment and excise taxes) to Mr. Schlotterbeck would exceed the net after tax benefit to Mr. Schlotterbeck if no such reduction occurred.
     The Labrum Agreement was also amended and restated in February 2004 to replace the employment agreement previously in place between the Company and Mr. Labrum, and further amended in September 2005. Under the Labrum Agreement, the Company agrees to employ Mr. Labrum as Chairman and Chief Executive Officer of Healthcare Supply Chain Services for three years commencing on November 5, 2003. The Labrum Agreement provides for an annual base salary of not less than $650,000 and an annual bonus target of not less than 115% of annual base salary payable under the terms of the bonus plan for which Mr. Labrum is eligible. The Labrum Agreement further provided for a stock option grant of 25,000 shares (the “FY2004 Option”) and a grant of 5,000 restricted share units as of November 17, 2003 and a stock option grant of 84,288 shares (the “September 2005 Option”) and a grant of 12,041 restricted share units as of September 15, 2005.
     Under the Labrum Agreement, if the Company terminates Mr. Labrum’s employment without cause, if Mr. Labrum’s employment is terminated within one year after a change of control (other than because of death, incapacity or for cause) or if he terminates his employment within one year after a change of control that leads to a material diminution of his duties, then he receives: (i) the sum of two times (A) his salary in effect on the day immediately prior to termination and (B) his annual bonus target; (ii) any vested benefits required to be paid or provided in law; and (iii) all benefits provided for under the FY2004 Option and the September 2005 Option. If Mr. Labrum terminates his employment or if his employment is terminated by incapacity, death or for cause, then he receives: (i) any earned but unpaid salary; (ii) benefits under any long-term disability insurance coverage (in the event of termination due to incapacity); (iii) any vested benefits required to be paid or provided in law; and (iv) any benefits provided for under the FY2004 Option and the September 2005 Option.
     The Company’s Equity Incentive Plan, under which awards are granted to the Company’s executive officers, provides for acceleration of the vesting of stock options, restricted share awards and restricted share unit awards based upon the occurrence of a change of control of the Company. In addition, in the event that the employment of an option holder is terminated within two years after a change of control for any reason other than because of the option holder’s death, retirement, disability or by the Company for cause, then all stock options held by such person that are vested immediately before such termination remain exercisable until the earlier of the third anniversary of such termination or the expiration of their original term. Under the Equity Incentive Plan, “change of control” is defined as (i) the acquisition by any entity of beneficial ownership of 25% or more of either the then outstanding Common Shares or the combined voting power of the then outstanding voting securities of the Company (other than any acquisition directly from or by the Company or any of its affiliates or employee benefit plans and any Non-Control Acquisition (defined below)), (ii) a change in a majority of the members of the Company’s Board of Directors, other than Directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from a threatened election or proxy contest), (iii) a reorganization, merger or consolidation or other sale of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation, unless such transaction is a Non-Control Acquisition, or (iv) approval by the Company’s shareholders of a complete liquidation or dissolution. A “Non-Control Acquisition” means a transaction where, (x) the beneficial owners of the outstanding Common Shares and voting securities immediately prior to such transaction beneficially own more than 50% of the then outstanding common stock and combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting corporation in substantially the same proportions as their ownership immediately prior to such transaction, (y) no person beneficially owns 25% or more of the then outstanding common stock or combined voting power of the resulting corporation (unless such ownership existed prior to the transaction) and (z) at least a majority of the Board continues in office following the transaction.
Pension Plan
     Mr. Fotiades participates in the R.P. Scherer Corporation Employees’ Retirement Income Plan, a defined benefit plan, and the Supplemental Benefit Plan for Key Employees of R.P. Scherer Corporation, a supplemental plan (collectively, the “Pension Plans”), which were assumed by the Company when it acquired R. P. Scherer Corporation in 1998.
     Benefits payable under the Pension Plans at retirement are determined primarily by average final compensation and years of service. The compensation covered by the Pension Plans for Mr. Fotiades is substantially the same as that set forth in the Salary and Bonus columns of the Summary Compensation Table set forth on page 16 of this Proxy Statement. The defined benefit plan was frozen as of December 31, 2002, and the supplemental plan was frozen as of December 31, 2001. No additional benefits will be earned and no compensation or credited service will be considered beyond these dates. Mr. Fotiades has 6.5 years of service credited under the defined benefit plan and 5.5 years of service credited under the supplemental plan.
     The annual amount payable to Mr. Fotiades upon retirement is $20,645. The benefits are payable as a straight-life annuity beginning at age 65. These benefits are not subject to any deduction for Social Security or any other offset amounts.

Compensation of Directors
     During fiscal 2005, the Company’s non-management Directors were compensated as follows:
•	each non-management Director received an annual retainer of $40,000;

•	the Audit Committee chairperson received an additional annual retainer of $15,000;

•	the Human Resources and Compensation Committee chairperson received an additional annual retainer of $8,000;

•	the Nominating and Governance Committee chairperson received an additional annual retainer of $6,000;

•	each Director who served on the Audit Committee received an additional annual retainer of $2,000; and

•	the Company’s non-management Presiding Director, currently Mr. McCoy, received an additional annual retainer of $10,000.
     In addition, on December 8, 2004, the Company’s non-management Directors (Messrs. Bing, Conrades, Finn, Gerbig, Havens, McCoy, Notebaert, O’Halleran, Raisbeck and M. Walter and Dr. Spaulding) each were granted an option to purchase 5,535 Common Shares (having an aggregate exercise price of $300,000) in accordance with the provisions of the Equity Incentive Plan and the Outside Directors Equity Incentive Plan. The exercise price per share of these options was the fair market value of a Common Share on the date of grant. The actual value of the options will be the difference between the exercise price market value of the underlying Common Shares on the exercise date and the exercise price. All grants vest immediately and are exercisable for 10 years from the date of grant. Options granted to Directors are nonqualified options under the Code. Mr. R. Walter did not receive any of the compensation described in this paragraph. During fiscal 2005, due to his service as Chief Financial Officer on an interim basis from July 2004 until May 2005, Mr. Losh did not receive any of the compensation described in this paragraph.
     Effective November 2, 2005, the Company’s non-management Directors will be compensated as follows:
•	each non-management Director will receive an annual retainer of $70,000;

•	the Audit Committee chairperson will receive an additional annual retainer of $15,000;

•	the Human Resources and Compensation Committee chairperson will receive an additional annual retainer of $8,000;

•	the Nominating and Governance Committee chairperson will receive an additional annual retainer of $6,000;

•	each Director who serves on the Audit Committee will receive an additional annual retainer of $2,000;

•	the Company’s non-management Presiding Director, currently Mr. McCoy, will receive an additional annual retainer of $15,000;

•	for each meeting attended in a fiscal year (each, an “excess meeting”) after the Director has attended a number of meetings equal to the number of regular quarterly board meetings and regular committee meetings associated with regular quarterly board meetings plus two, each Director will receive a special meeting fee of $1,500 for a full day and $750 for a half day or less, up to a maximum of $25,000 in any fiscal year (an “excess meeting” includes meetings attended by a non-committee member at the request of a committee chair, but excludes written actions); and

•	when a committee is formed to address a specific issue, the Board will determine an annual retainer to be paid to the committee members based upon the effort required, up to a maximum of $25,000 per project.
     Also effective November 2, 2005, each Director will receive an annual equity award grant equal to $120,000 in present value, and delivered 70% (or approximately $84,000 in present value) in an option to purchase the Company’s Common Shares and 30% (or up to approximately $36,000 in present value) in restricted share units. Also effective November 2, 2005, upon initially being appointed or elected to the Board, each Director will receive an equity award grant equal to $120,000 in present value, and delivered 70% (or approximately $84,000 in present value) in an option to purchase the Company’s Common Shares and 30% (or up to approximately $36,000 in present value) in restricted share units. Both the option and restricted share unit grants to Directors will generally vest in full on the first anniversary of the grant date. Options will be granted with an exercise price equal to the market price of a Common Share on the date of grant and are generally exercisable for seven years from the date of grant. Restricted share units will generally be settled in shares. The option and restricted share unit awards described in this paragraph will be made pursuant to the Company’s Equity Incentive Plan (until it expires in November 2005) and the Amended and Restated Outside Directors’ Equity Incentive Plan.
     In addition, Directors may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of Directors or committee members. Directors may elect to defer payment of their fees into the Company’s Deferred Compensation Plan, one of the investment alternatives for which is a Company Common Shares Fund. The Company also provides transportation or reimburses Directors for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings.
     During fiscal 2005, the Company was a party to an employment agreement with Mr. Losh (the “Losh Agreement”), pursuant to which it agreed to employ Mr. Losh as Chief Financial Officer on an interim basis for one year commencing on July 26, 2004. As compensation for the services rendered thereunder, Mr. Losh received an option to purchase 210,000 shares at an exercise price of $44.00 per share, the closing price of the Common Shares on July 27, 2004. The option becomes exercisable in full on July 27, 2007. Mr. Losh was also eligible to receive reimbursement for reasonable expenses incurred by Mr. Losh during his employment (including travel and living expenses) in accordance with policies, practices and procedures of the Company applicable to Mr. Losh. Mr. Losh was also eligible to use the Company’s aircraft in accordance with the policies applicable to other officers of the Company, and during his employment, commuted to the Company’s offices on the Company’s aircraft. Mr. Losh’s service as the Company’s Chief Financial Officer on an interim basis terminated on May 15, 2005.
EQUITY COMPENSATION PLAN INFORMATION
     Certain of the Company’s equity compensation plans are subject to shareholder approval and other plans have been authorized solely by the Board of Directors. The following is a description of the Company’s plans that have not been approved by shareholders.
Broadly-based Equity Incentive Plan, as amended
     The Company’s Broadly-based Equity Incentive Plan was adopted by the Board of Directors effective November 15, 1999 and amended pursuant to resolutions of the Board of Directors adopted on August 8, 2001. The plan provides for grants in the form of nonqualified stock options, restricted shares and restricted share units to employees of the Company. The aggregate number of Common Shares authorized for issuance pursuant to the plan is 36 million with no more than 10% of the authorized amount issuable in the form of restricted shares and restricted share units having a restriction period of less than three years. The plan is not intended to qualify under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act (“ERISA”).
Amended and Restated Outside Directors Equity Incentive Plan
     The Company’s Amended and Restated Outside Directors Equity Incentive Plan (the “Outside Directors Equity Incentive Plan”) was adopted by the Board of Directors effective May 10, 2000 and amended and restated pursuant to resolutions of the Board of Directors adopted on August 3, 2005. The plan provides for grants in the form of nonqualified stock options, restricted shares and restricted share units to members of the Board of Directors who are not employees of the Company. The aggregate number of Common Shares authorized for issuance pursuant to the plan is 1.5 million. The plan is not intended to qualify under Section 401(a) of the Code and is not subject to any of the provisions of ERISA.
Deferred Compensation Plan, as amended and restated
     The Company’s Deferred Compensation Plan, as amended and restated effective January 1, 2005 (the “Deferred Compensation Plan”), was adopted by the Board of Directors effective April 7, 1994. On December 8, 2004, the Deferred Compensation Plan was amended and restated effective January 1, 2005 to reflect the consolidation of the Company’s Directors Deferred Compensation Plan, as amended and restated, with and into the Deferred Compensation Plan for Company executives and to address changes required of nonqualified deferred compensation plans by new Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004.

The plan permits certain management employees of the Company to defer salary and bonus into any of several investment alternatives, including a stock equivalent account. In addition, the Company may, in its discretion, make additional matching or fixed contributions to the deferred balances of participating management employees. The plan also permits Directors of the Company to defer board fees into any of several investment alternatives, including a stock equivalent account. Deferrals into the stock equivalent account are valued as if each deferral were invested in the Company’s Common Shares as of the deferral date.
     For management employees, deferred balances are paid upon retirement, termination from employment, death or disability. For Directors, deferred balances are paid upon retirement or other termination from board service, death or disability. The maximum aggregate number of Common Shares that can be credited to stock equivalent accounts pursuant to the plan is 2.3 million. Deferred balances are paid in cash, or in Common Shares in kind, with any fractional shares paid in cash. The plan contains a dividend reinvestment feature for the stock equivalent account with dividends generally being reinvested in investment options other than the stock equivalent account for reporting persons under Section 16 of the Exchange Act. The plan is not intended to qualify under Section 401(a) of the Code and is exempt from many of the provisions of ERISA as a “top hat” plan for a select group of management or highly compensated employees.
Global Employee Stock Purchase Plan, as amended
     The Company’s Global Employee Stock Purchase Plan, as amended (the “Global Employee Stock Purchase Plan”), was adopted by the Board of Directors effective August 11, 1999 and amended by action of the Plan Administrator on April 7, 2005. The plan permits certain international employees to purchase Common Shares through payroll deductions. The total number of Common Shares made available for purchase under the plan is 4.5 million. International employees who have been employed by the Company for at least 30 days may be eligible to contribute from 1% to 15% of eligible compensation. The purchase price is determined by the lower of 85% of the closing market price on the first day of the offering period or 85% of the closing market price on the last day of the offering period. During any given calendar year, there are two offering periods: January 1–June 30; and July 1–December 31. The plan is not intended to qualify under Section 401(a) of the Code and is not subject to any of the provisions of ERISA.
     The following table summarizes information relating to the Company’s equity compensation plans at June 30, 2005:

			Number of Common Shares
			Remaining Available for
			Future Issuance Under Equity
	Number of Common Shares		Compensation Plans
	to be Issued Upon Exercise	Weighted-Average	(excluding Common Shares
	of Outstanding Options	Exercise Price of	reflected in column (a))
	(in millions)	Outstanding Options	(in millions)
Plan Category	(a)	(b)	(c)

Plans approved by shareholders (1)	14.3 (2)	$51.18 (2)	21.9 (3)
Plans not approved by shareholders	29.9 (4)	$56.61 (4)	11.2 (5)
Plans acquired through acquisition (6)	4.1 (6)	$34.44	—

Balance at June 30, 2005	48.3	$53.16	33.1

(1)	Under the Equity Incentive Plan, which was approved by the Company’s shareholders in November 1995, the total number of Common Shares available for grant of awards under the plan is an amount equal to the sum of (a) 1.5% of the total outstanding Common Shares as of the last day of the Company’s immediately preceding fiscal year, plus (b) the number of Common Shares available for grant under the plan as of November 23, 1998, plus (c) any Common Shares related to awards that expire or are unexercised, forfeited, terminated, cancelled, settled in such a manner that all or some of the Common Shares covered by an award are not issued to a participant, or returned to the Company in payment of the exercise price or tax withholding obligations in connection with outstanding awards, plus (d) any unused portion of the Common Shares available under clause (a) above for the previous two fiscal years as a result of not being used in such previous two fiscal years.

(2)	In addition to stock options outstanding under the Equity Incentive Plan, also includes 468,963 restricted share units outstanding under the Equity Incentive Plan that are payable solely in Common Shares. Restricted share units do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

(3)	Includes approximately 18.5 million Common Shares remaining available for future issuance under the Equity Incentive Plan in the form of option, restricted share, restricted share unit, performance share, performance share unit and incentive compensation restricted share awards. Also includes approximately 3.4 million Common Shares remaining available for future issuance under the Company’s Employee Stock Purchase Plan.

(4)	In addition to stock options outstanding under the Broadly-based Equity Incentive Plan and Outside Director Equity Incentive Plan, also includes 24,250 restricted share units outstanding under the Broadly-based Equity Incentive Plan that are payable solely in Common Shares. Also includes 43,740 Common Share units outstanding under the Deferred Compensation Plan that are payable solely in Common Shares. These awards do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

(5)	Includes: approximately 3.2 million Common Shares remaining available for future issuance under the Broadly-based Equity Incentive Plan in the form of option, restricted share or restricted share unit awards; approximately 1.4 million Common Shares remaining available for future issuance under the Outside Director Equity Incentive Plan in the form of option or restricted share awards; approximately 2.3 million Common Shares remaining available for future issuance under the Deferred Compensation Plan; and approximately 4.3 million Common Shares remaining available for future issuance under the Global Employee Stock Purchase Plan.

(6)	Includes options to purchase approximately 1.4 million Common Shares in the aggregate that were assumed by the Company in connection with acquisitions that were approved by the Company’s shareholders. The remaining options to purchase approximately 2.7 million Common Shares in the aggregate were assumed by the Company in connection with acquisitions that were not approved by the Company’s shareholders.

AUDIT COMMITTEE REPORT
     The Audit Committee currently consists of six members of the Company’s Board of Directors, each of whom the Board of Directors has determined is independent, as defined by the rules of the New York Stock Exchange. The Audit Committee’s activities are governed by a written charter, which specifies the scope of the committee’s responsibilities and how it carries out those responsibilities. A copy of the charter, approved in its current form by the Audit Committee in November 2004 and subsequently ratified by the Board, is attached to this Proxy Statement as Appendix A.
     The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2005 (the “Fiscal 2005 Audited Financial Statements”) with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young.
     Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the Fiscal 2005 Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 filed with the SEC. In making such recommendation, the Audit Committee took into account those matters considered as part of its internal review commenced in April 2004 that is ongoing, which is described in Notes 1 and 2 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.
     Submitted by the Audit Committee of the Board of Directors.
John F. Finn, Chairman
Dave Bing
George H. Conrades
Robert L. Gerbig
Michael D. O’Halleran
David W. Raisbeck
INDEPENDENT ACCOUNTANTS
Fees
     Audit Fees. Audit fees include fees paid by the Company to Ernst & Young related to the annual audit of the Company’s consolidated financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting for fiscal 2005, the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits of various international subsidiaries, and additional audit procedures primarily for fiscal 2004 as a result of the Audit Committee’s internal review commenced in April 2004. Audit fees also include fees for services performed by Ernst & Young that are closely related to the audit and in many cases could only be provided by the Company’s independent accountant, such as comfort letters and consents related to SEC registration statements. The aggregate fees billed to the Company by Ernst & Young for audit services rendered to the Company and its subsidiaries for fiscal 2004 and fiscal 2005 totaled $8,015,584 and $11,404,000, respectively.
     Audit-Related Fees. Audit-related services include due diligence services related to mergers and acquisitions, audit-related research and assistance, document production and employee benefit plan audits. The aggregate fees billed to the Company by Ernst & Young for audit-related services rendered to the Company and its subsidiaries for fiscal 2004 and fiscal 2005 totaled $2,927,687 and $544,074, respectively.
     Tax Fees. Tax fees include tax compliance and other tax-related services. The aggregate fees billed to the Company by Ernst & Young for tax services rendered to the Company and its subsidiaries for fiscal 2004 and fiscal 2005 totaled $2,053,411 and $1,891,121, respectively.

     All Other Fees. The aggregate fees billed to the Company by Ernst & Young for all other services rendered to the Company and its subsidiaries for fiscal 2004 and fiscal 2005 totaled $289,986 and $272,220, respectively.
Audit Committee Audit and Non-Audit Services Pre-Approval Policy
     The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent accountants in order to monitor the accountants’ independence from the Company. To implement these provisions of the Sarbanes-Oxley Act of 2002, the SEC has issued rules specifying the types of services that independent accountants may not provide to an audit client, as well as the audit committee’s administration of the engagement of the independent accountants. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and conditions under which services proposed to be performed by the independent accountants must be pre-approved by the Audit Committee.
     Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must be separately pre-approved prior to being performed by the independent accountants. In addition, any engagement of the independent auditor to provide internal control-related services must be separately pre-approved by the Audit Committee at the time it is proposed. Any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.
     In adopting the Policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services to be performed by the independent accountants for up to $500,000. If the Chairman pre-approves services, the Chairman is required to report decisions to the full Audit Committee at its next scheduled meeting. Proposed services to be performed by the independent accountants equal to or exceeding $500,000 require full Audit Committee approval.
     Representatives of Ernst & Young, which served as the Company’s independent public accountants for fiscal 2005 and which the Board has appointed as the independent public accountants for fiscal 2006, are expected to be present at the Annual Meeting. At the Annual Meeting representatives of Ernst & Young will have the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions from shareholders.
PROPOSAL 1 – ELECTION OF DIRECTORS
     The Company’s Board of Directors has nominated each of J. Michael Losh, John B. McCoy, Michael D. O’Halleran, Jean G. Spaulding, M.D. and Matthew D. Walter to serve as a Director of the Company for a term of three years and until his or her successor is duly elected and qualified. Each of Messrs. Losh, McCoy, O’Halleran, M. Walter and Dr. Spaulding currently serves as a Director of the Company.
     The Board of Directors recommends that you vote FOR the election of these nominees as more fully described under “Election of Directors” in this Proxy Statement.
PROPOSAL 2 – APPROVAL OF THE COMPANY’S 2005 LONG-TERM INCENTIVE PLAN
     The Company is asking its shareholders to approve the 2005 Long-Term Incentive Plan (the “2005 Plan”), which the Board of Directors approved on August 3, 2005. Approval of the 2005 Plan will allow the Company to continue to provide a competitive compensation program that attracts and retains exceptional employees and motivates those key employees responsible for the growth and success of the Company.
     A total of 18,000,000 Common Shares will be reserved for issuance under the 2005 Plan, or approximately 4.2% of the outstanding shares as of the record date. If the shareholders approve the 2005 Plan, it will replace in full the Company’s Equity Incentive Plan and Broadly-based Equity Incentive Plan, both of which expire for new awards on November 14, 2005. The 2005 Plan will become the only plan for providing equity award grants to employees of the Company and its affiliates.
     The 2005 Plan is an “omnibus” plan that provides for several different kinds of awards. The 2005 Plan authorizes the grant of stock options, stock appreciation rights, stock awards (including restricted shares and restricted share units), other stock-based awards and cash awards.
     Shareholder approval of the 2005 Plan will allow the Compensation Committee the ability to continue to grant awards that qualify as “performance-based compensation,” thereby avoiding potential losses by the Company of tax deductions under Section 162(m) of the Code.
With approval of the 2005 Plan, the Company intends to:
•	Introduce significant changes in the Company’s equity compensation practices that will, among other things, reduce over time its current “overhang”[1] of approximately 14.6%. These changes include significantly reducing the number of employees to whom future equity awards will be granted and significantly reducing the use of stock options. After first implementing these changes with its fiscal 2006 annual grant, the Company expects to reduce its fiscal 2006 “run rate”[2] to between 1.35% and 1.50% compared to an average run rate of 2.69% for the last three fiscal years.

•	Streamline all future employee equity compensation into one plan by replacing in full its Equity Incentive Plan and Broadly-based Equity Incentive Plan. Both of these plans expire for new awards in November 2005. If approved, the 2005 Plan will be the only plan available for future grants to employees.
Significant features of the 2005 Plan are:
•	A maximum of 18,000,000 shares are available for equity and equity-based award grants. The Company expects this share authorization to last about three years, after which time, the Company expects to seek shareholder approval of an amendment to the plan to authorize additional shares.

As of the record date, there were 19.1 million shares available for new awards under the Company’s Equity Incentive Plan and Broadly-based Equity Incentive Plan. These shares will cease to be available for new awards upon expiration of these existing plans in November 2005.

•	Of the maximum of 18,000,000 shares available, only 6,000,000 may be granted pursuant to stock appreciation rights, stock awards and other stock-based awards (as defined in the 2005 Plan).

•	The 2005 Plan has a fixed share authorization limit instead of the “evergreen” feature of the Company’s existing Equity Incentive Plan.

•	Stock option and stock appreciation right repricing is prohibited without shareholder approval.

•	Discounted stock options and stock appreciation rights (except in the limited case of conversion awards in merger transactions) and reload option grants are prohibited.

•	With the exception of 600,000 shares that may be utilized generally for employee recognition stock awards and new hires, all equity and equity-based awards under the 2005 Plan will be subject to minimum vesting periods.

•	Shares delivered to the Company (or withheld upon settlement) in payment of the award purchase price or tax withholding obligation will not be added back to the total shares available under the 2005 Plan.

[1]	Overhang is calculated as all shares issued and outstanding under plans and shares available for grant under plans divided by (a) Common Shares outstanding at fiscal year end plus (b) the share number used in the numerator.

[2]	Run rate is calculated as the total number of shares underlying equity-related awards in any given fiscal year divided by the number of Common Shares outstanding at the end of that fiscal year.

Recent History of Equity Compensation at Cardinal Health
     As part of its compensation philosophy, the Company has historically made annual stock option grants to a broad group of employees. As the Company’s employee base grew substantially over the past 10 years as a result of several acquisitions, it continued this policy and expanded participation in the option grant program. For the last three fiscal years, an average of approximately 4,710 employees received equity awards from the Company per fiscal year, utilizing an average of approximately 11.6 million shares per fiscal year. During fiscal 2005, approximately 5,330 employees received equity awards, utilizing approximately 14.1 million shares under the Company’s Equity Incentive Plan and Broadly-based Equity Incentive Plan. Three-year average and fiscal 2005 run rates were 2.69% and 3.30%, respectively.
     While important to the Company’s ability to attract and retain key employees, broad participation in the option grant program, combined with a flat stock price which discouraged option exercises and a three-year cliff vesting schedule for options grants, led to an overhang rate higher than average for the group of companies comprising the Fortune 250 that the Company compares itself to for equity compensation benchmarking. In addition, the Company has actively bought back shares in frequent share repurchase programs, which has impacted overhang. The Company’s current overhang is approximately 14.6% and with the approval of the 2005 plan, will be approximately 14.4%.
     In addition to a concern about overhang, the Company also is cognizant of emerging market trends in equity compensation. Investors have expressed concern about the impact broad-based stock option programs have on shareholder value. As a result, many companies have eliminated broad-based equity grants for entry and mid-level management positions, and now make equity award grants to only higher-level management positions. In addition, new accounting rules effective for the Company on July 1, 2005 require the expensing of stock options, which will impact the Company’s financial results.
     In response to its concern about overhang and in an effort to align itself with market trends, and after consulting with its outside compensation consultant, the Company has significantly changed its equity award program. Beginning with its fiscal 2006 annual grant on September 2, 2005, the Company reduced by over 50% the number of employees to whom equity awards were granted. It also significantly reduced the use of stock options by delivering in most cases total grant value in 70% stock options (vesting 25% annually over four years) and 30% restricted shares or share units (vesting 33 1/3% annually over three years and utilizing a 3-to-1 option to restricted share/share unit ratio). For its fiscal 2006 annual grant, about 1,700 employees received grants of stock options and restricted shares or share units, utilizing approximately 5.3 million shares under its Equity Incentive Plan. As a result of these changes, the Company expects to reduce its fiscal 2006 run rate to between 1.35% and 1.50%.
     While stock ownership continues to be an essential component of the Company’s overall long-term incentive program, fewer shares will be made available to employees under the 2005 Plan than in the past. The Company is committed to granting equity awards at a target level of between 1.35% and 1.50% annually in the future.
     The plans under which the Company currently makes grants to employees, the Equity Incentive Plan and the Broadly-based Equity Incentive Plan, both expire for new awards on November 14, 2005. The respective terms of these plans will remain in effect with respect to previously granted awards. The Company will continue to make equity awards to non-employee Directors from its existing Outside Directors Equity Incentive Plan.
     If the 2005 Plan is not approved by shareholders, the proposed plan will have no effect and the Company will not have an equity compensation plan for further grants of stock options, restricted shares or restricted share units or any other equity awards to its employees after November 14, 2005. Without the ability to grant equity awards, the Company will be unable to offer competitive compensation terms to attract and retain key senior leaders and other key personnel.
     To minimize the dilutive effect of equity-based awards and for other reasons, the Company will continue its practice of acquiring shares in the open market. Since fiscal 2002, the Company has repurchased approximately 49.3 million shares under its repurchase programs.

Summary of the 2005 Plan
     The following summary description of the 2005 Plan is qualified in its entirety by reference to the provisions of the 2005 Plan, which is attached as Appendix B to these proxy materials.
Purpose
     The purpose of the 2005 Plan is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, to encourage such personnel to act in the shareholders’ interest and share in the Company’s success. The 2005 Plan also is intended to assist the Company in the recruitment of new employees.
2005 Plan Basics

Eligible participants:	Employees of the Company and its affiliates are eligible to receive awards under the 2005 Plan, including all of the Company’s executive officers and approximately 5,200 other employees. Non-employee Directors and consultants are not eligible for awards under the plan. Incentive stock options may only be granted to employees of the Company and corporations connected to it by chains of ownership of voting power representing 50% or more of the total outstanding voting power of all classes of stock of the lower-tier entity.

Types of awards:	•	Stock options	•	Other stock-based awards
	•	Stock appreciation rights	•	Cash awards
	•	Stock awards

Share reserve:	Subject to capitalization adjustments, 18,000,000 Common Shares are reserved for issuance under the 2005 Plan. Shares subject to awards that have been cancelled, expired, forfeited or settled in cash will be added back to the share reserve.

Section 162(m) limitations:	Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s chief executive officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from this deduction limit. One of the requirements for performance-based compensation to qualify for this exemption is that it must be granted under a shareholder-approved compensation plan which provides a limit to the number of shares that may be granted to any one individual under the plan. Accordingly, the 2005 Plan provides that the maximum number of shares that may be subject to awards granted to any employee in any fiscal year may not exceed 1,000,000.

The maximum amount payable pursuant to that portion of a cash award earned with respect to any fiscal year to any awardee may not exceed $7,500,000.

Shareholder approval of this proposal will constitute shareholder approval of these limitations for Section 162(m) purposes.

Other limitations:	No more than 4,500,000 shares may be issued under the 2005 Plan pursuant to incentive stock options.

No more than 6,000,000 shares may be granted under the 2005 Plan as stock appreciation rights, stock awards or other stock-based awards (as defined in the 2005 Plan).

Only shares subject to awards that have been cancelled, expired, forfeited or settled in cash will be added back to the share reserve available for issuance under the 2005 Plan. Accordingly, the following shares will not be added back to the share reserve available for issuance under the 2005 Plan:

• shares subject to awards that have been retained by the Company in payment or satisfaction of the purchase price of an award or the tax withholding obligation of an awardee;

• shares that have been delivered to the Company in payment or satisfaction of the purchase price of an award or the tax withholding obligation of an awardee; or

• shares reserved for issuance upon a grant of stock appreciation rights which are exercised and settled in shares, to the extent the number of reserved shares exceeds the number of shares actually issued upon the exercise of the stock appreciation rights.

Term of the 2005 Plan:	The Board adopted the 2005 Plan on August 3, 2005. The 2005 Plan is effective immediately, subject to approval by the Company’s shareholders under this Proposal, and will terminate on November 2, 2015, unless the administrator terminates it earlier.

Administration:	The 2005 Plan may be administered by the Board, a committee appointed by the Board or its delegate. The Company intends that the plan will be administered by the Human Resources and Compensation Committee of the Board. The administrator, in its discretion, selects the employees to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. The administrator has sole authority in its discretion to construe and interpret the 2005 Plan and awards granted thereunder.

The administrator may, except to the extent prohibited by applicable law, allocate all or any portion of its responsibilities and powers to any one or more of its members or to any other person or persons selected by it, except with respect to the grant of awards to employees who are executive officers of the Company.

Capitalization adjustments:	The 2005 Plan provides that in the event of a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disaffiliation of a subsidiary, affiliate or division or similar event affecting the Company, the administrator or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the share reserve, the share limitations described above, and the purchase price and number of shares subject to outstanding equity or equity-based awards.

Stock option and stock appreciation right repricing:	Not permitted without shareholder approval.

Reload options:	Not permitted.

Loans to employees:	Not permitted. The Company will not extend loans to pay for the exercise price of options under any of its stock option plans, including plans assumed in acquisitions.

Stock Options and Stock Appreciation Rights

Term:	Not more than 10 years from the date of grant. For the fiscal 2006 annual grant, the term of stock options is seven years.

Exercise price:	Except in the limited case of conversion or substitution under the plan of awards held by awardees of an acquired entity, the exercise price of a stock option or stock appreciation right will not be less than 100% of the fair market value of the Common Shares on the grant date. Unless otherwise determined by the administrator, the fair market value is the closing price for the Common Shares on the grant date. As of the record date, the closing price of the Common Shares was $59.82 per share.

Vesting and minimum vesting requirement:	Determined by administrator at time of grant. One-year minimum vesting, with general exception for a change of control or upon death, disability or retirement of awardee. The administrator may accelerate vesting at any time, subject to minimum vesting requirements. For the fiscal 2006 annual grant, vesting for stock options is in equal annual installments of 25% over four years.

Method of exercise of	•	cash	•	withholding of shares otherwise
stock options that the	•	check		issuable upon exercise
administrator may	•	wire transfer	•	broker assisted same-day sale
approve:	•	other already-owned shares (with some restrictions)	•	any other form of legal consideration

Stock Awards and Other Stock-Based Awards

Stock award:	Award or issuance of shares or stock units, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such terms and conditions (including without limitation continued employment or performance conditions) set forth in a stock award agreement.

A “stock unit” is a bookkeeping entry representing an amount equivalent to the fair market value of one share, payable in cash, property or shares. Stock units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the administrator.

Other stock-based award:	Any other type of equity-based or equity-related award not otherwise described by the terms of the 2005 Plan (including the grant or offer for sale of unrestricted shares) in such amount and subject to such terms and conditions as the administrator shall determine.

Purchase price:	Determined by the administrator at time of grant; may be zero.

Consideration:	Determined by the administrator at time of grant; generally may be any form of legal consideration.

Vesting and minimum vesting requirement:	Determined by administrator at time of grant. One-year minimum vesting for performance-based vesting and pro rata three-year minimum vesting for service-based vesting, with general exception for awards issued upon the exercise or settlement of stock options or stock appreciation rights, for a change of control or upon death, disability or retirement of awardee.

In addition, the 2005 Plan provides for up to 600,000 shares subject to stock awards and other stock-based awards in the aggregate with no minimum vesting period. The Company maintains a program to recognize and reward employees for patents that they develop with small amounts of restricted shares (typically no more than 50 shares per recipient) that vest three months after grant. The Company also seeks to retain some flexibility to grant awards on an infrequent basis with non-standard vesting schedules in order to attract new executive talent or retain current executives.

The administrator may accelerate vesting at any time, subject to minimum vesting requirements. For the fiscal 2006 annual grant, vesting for restricted shares or restricted share units is in equal annual installments of 33 1/3% over three years.

Cash Awards

Cash awards:	Awards which are denominated in, and generally settled in, cash.

Maximum award:	The maximum amount payable pursuant to that portion of a cash award earned with respect to any fiscal year to any awardee may not exceed $7,500,000.

Other Provisions Applicable to Awards

Effect of termination of service on any award:	Determined by the administrator as of the grant date (subject to modification subsequent to the grant date).

Transferability:	Unless otherwise determined by the administrator, awards granted under the 2005 Plan are not transferable other than by will or the laws of descent and distribution. The administrator will have the sole discretion to permit the transfer of an award.

Qualifying performance criteria:	The administrator may condition the grant, issuance, retention or vesting of stock-based or cash awards upon the achievement of one or more performance criteria listed below, or upon such other factors as the administrator may determine:

	•	cash flow	•	income or net income	•	growth in
	•	earnings (including	•	operating income or		shareholder value
		gross margin, earnings		net operating income		relative to the
		before interest and	•	operating profit or		moving average of
		taxes, earnings before		net operating profit		the S&P 500 Index or
		taxes and net earnings)		(whether before or		a peer group index
	•	earnings per share		after taxes)	•	credit rating
	•	growth in earnings or	•	operating margin	•	strategic plan
		earnings per share	•	return on operating		development and
	•	stock price		revenue		implementation
	•	return on equity or	•	market share	•	improvement in
		average shareholders’	•	contract awards or		workforce diversity
		equity		backlog	•	customer satisfaction
	•	total shareholder return	•	overhead or other	•	employee satisfaction
	•	return on capital		expense reduction	•	management
	•	return on assets or				succession plan
		net assets				development and
	•	return on investment				implementation
	•	revenue			•	employee retention

To the extent that awards (other than stock options and stock appreciation rights) are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be one or more of the criteria listed above, and the administrator will (within the first quarter of the performance period, but in no event more than 90 days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period).

Dividends and dividend equivalents:	Any award may provide the awardee with the right to receive dividend payments or dividend equivalent payments on the shares subject the award, whether or not the award has been exercised or is vested. Such payments may be made in cash or may be credited as cash or stock units to an awardee’s account and later settled in cash or shares or a combination thereof, as determined by the administrator.

Other terms and conditions:	The award agreement may contain other terms and conditions, including forfeiture and repayment provisions as determined by the administrator, that are consistent with the 2005 Plan.
Additional 2005 Plan Terms
     Change of Control. If any “change of control” of the Company (as defined in the 2005 Plan) should occur, all stock options and stock appreciation rights awarded under the 2005 Plan that are unvested will vest and become fully exercisable, and all restrictions on stock awards, other stock-based awards and cash awards will lapse. In the event of an awardee’s termination of employment within two years after a change of control for any reason other than because of death, retirement or disability or by the Company for cause, vested stock options and stock appreciation rights will remain exercisable until the earlier of the third anniversary of such termination (or any later date until which they would remain exercisable by their terms) or the expiration of their original term.
     Amendment and Termination of the 2005 Plan. The administrator may amend, alter or discontinue the 2005 Plan or any award agreement, but any amendment will be subject to approval of the Company’s shareholders in the manner and to the extent required by applicable law and stock exchange requirements. No amendment, suspension or termination of the 2005 Plan will impair the rights of any plan participant with respect to an outstanding award, unless agreed to in writing, except that no such agreement is required if the administrator determines in its sole discretion that such amendment either:
•	is required or advisable in order for the Company, the 2005 Plan or the award to satisfy any applicable law or stock exchange requirement or to meet the requirements of any accounting standard; or

•	is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated, except following a change of control.
     New Plan Benefits. Because benefits under the 2005 Plan will depend on the administrator’s actions and the fair market value of Common Shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the 2005 Plan is approved by the shareholders.
Federal Income Tax Consequences of Stock Options
     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the exercise price. If the holding periods are not satisfied, then:
•	if the sale price exceeds the exercise price, the optionee will recognize capital gain equal to the excess, if any, of the sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the lesser of the sale price or the fair market value of the shares on the exercise date and the exercise price; or

•	if the sale price is less than the exercise price, the optionee will recognize a capital loss equal to the difference between the exercise price and the sale price.

In the event the optionee recognizes ordinary income, the Company is entitled (unless limited by Section 162(m) of the Code), at the same time that such income is recognized by the optionee, to a deduction in the amount of the ordinary income so recognized.
     Nonqualified Stock Options. An optionee does not recognize any taxable income at the time a nonqualified stock option is granted. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled upon exercise to a deduction in the same amount as the optionee recognizes as ordinary income. Upon a disposition of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.
     Section 162(m). As discussed above, Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s chief executive officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). Stock options and stock appreciation rights granted under the 2005 Plan qualify as “performance-based compensation.” Other awards will be “performance-based compensation” if they are so designated and if their grant, vesting or settlement is subject to the performance criteria described above.
     Deferred Compensation. Section 409A of the Code, which was enacted as part of the American Jobs Creation Act in late 2004, substantially changes the federal income tax law applicable to nonqualified deferred compensation, including certain equity-based compensation. It is the intention of the Company that no grants under the 2005 Plan be subject to Section 409A of the Code, unless and to the extent that the administrator specifically determines otherwise. The terms and conditions governing any grants that the administrator determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Common Shares pursuant thereto, must be set forth in writing, and must comply in all respects with Section 409A of the Code.
     The foregoing is only a summary of the effect of U.S. federal income taxation upon awardees and the Company with respect to the grant and exercise of stock options under the 2005 Plan. It is not intended as tax advice to participants in the 2005 Plan, who should consult their own tax advisors. It does not purport to be complete and does not address any awards other than stock options, nor does it discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.
Vote Required
     Approval of the 2005 Plan requires the affirmative vote of a majority of the Company’s Common Shares present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting. Approval of the 2005 Plan also requires that the holders of a majority of the shares entitled to vote (as determined in accordance with the rules of the New York Stock Exchange) cast a vote, whether in favor, against, or in abstention. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not considered votes cast on this matter and therefore will have no effect upon this proposal.
     The Board recommends a vote FOR the approval of the Cardinal Health, Inc. 2005 Long-Term Incentive Plan.
PROPOSAL 3 – AMENDMENT OF THE COMPANY’S RESTATED CODE OF REGULATIONS TO
PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS
     The Company’s shareholders are being asked to approve amendments to the Company’s Code of Regulations which would provide for the annual election of Directors, beginning at the Company’s 2006 Annual Meeting of Shareholders.
     Section 2.2 of the Code of Regulations currently provides for a “classified” or “staggered” board of directors. The Board is divided into three classes and, at each annual meeting of shareholders, the members of one class are elected to three-year terms as Directors. In August 2005, the Board of Directors, following the recommendation of its Nominating and Corporate Governance Committee, unanimously voted to approve, and to recommend to the Company’s shareholders that they approve, a proposal to amend the Code of Regulations to phase out the classification of the Board, providing instead for the annual election of Directors. The proposed amendment also makes certain conforming and technical changes to the Code of Regulations.
     If the proposal is approved by shareholders, it will be effective for the Company’s 2006 Annual Meeting of Shareholders. Directors who had been elected previously for three-year terms expiring beyond the 2006 Annual Meeting would serve the balance of their terms so that no Director previously elected to a multi-year term would have his or her term shortened. Consequently, under the proposed amendments, the first class of Directors to be elected to one-year terms would be in 2006. Directors standing for election in 2007 and 2008 would be elected to one-year terms so that upon the conclusion of the Annual Meeting in 2008, the declassification of the Board would be complete and all Directors would be subject to annual election. Directors who are elected at the 2005 Annual Meeting will serve a three-year term. Any Director elected to fill a vacancy that does not result from a newly created board seat will hold office for the remainder of the full term of the director he or she is replacing.
     Proponents of classified boards assert that they promote the independence of directors because directors elected for multi-year terms would be less subject to outside influence. Proponents also believe that they provide continuity and stability in the management of the business and affairs of a company since a majority of directors always will have prior experience as directors of the company. This continuity may assist a company in long-term strategic planning. These proponents further assert that classified boards enhance shareholder value by forcing an entity seeking control of a target company to initiate arm’s length discussions with the board of a target company because the entity would be unable to replace the entire board in a relatively short period of time.
     On the other hand, some investors have stated that the characteristics of classified boards that promote stability also have the effect of reducing accountability to shareholders because classified boards limit the ability of shareholders to elect all Directors on an annual basis. A staggered board structure also may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. In addition, opponents of a classified board assert that it may deter some tender offers or substantial purchases of stock that might give shareholders the opportunity to sell their shares at a price in excess of what they would otherwise receive.
     A shareholder proposal to declassify the Board of Directors was received by the Company and included in its proxy materials for the 2004 Annual Meeting of Shareholders. A shareholder proposal to declassify the Board of Directors was also received by the Company for consideration at the 2005 Annual Meeting. Upon receipt of each of these proposals, the Board of Directors considered carefully the advantages and disadvantages of maintaining a classified board. The Board of Directors continues to believe that there are compelling reasons to maintain a classified board. However, in furtherance of its goal of ensuring sound corporate governance policies, this year, after further consideration of the various arguments for and against a classified board and in light of the amount of shareholder support for a similar proposal at last year’s Annual Meeting, the Board of Directors has decided to propose declassifying the Board.
     The shareholder submitting the proposal for the 2005 Annual Meeting withdrew the proposal based on the Board’s decision to submit a proposal to shareholders at the 2005 Annual Meeting to declassify the Board.
     The proposed amended provisions of the Code of Regulations are set forth in Appendix C to this proxy statement. The Board of Directors urges shareholders to carefully read Appendix C.
Vote Required
     Under applicable law, the affirmative vote of the holders of at least 75% of the outstanding Common Shares will be required for approval of this proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.
The Board of Directors recommends that you vote “FOR” this Proposal.

FUTURE SHAREHOLDER PROPOSALS
     Any shareholder who intends to present a proposal for inclusion in the proxy statement and form of proxy relating to the Company’s 2006 Annual Meeting of Shareholders is advised that the proposal must be received by the Company at its principal executive offices not later than May 31, 2006. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.
     In addition, if a shareholder intends to present a proposal at the Company’s 2006 Annual Meeting of Shareholders without the inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before August 14, 2006, or if the Company meets other requirements of the SEC rules, proxies solicited by the Board of Directors for the 2006 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting.
OTHER MATTERS
     This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, telegraph or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained MacKenzie Partners, Inc. at an estimated cost of $10,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made by the Company with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse these persons for reasonable expenses incurred in connection therewith.
     If you and other residents at your mailing address own Common Shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce the Company’s printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may write to the Company’s Investor Relations department at the Company’s corporate office, or call the Investor Relations Line at (614) 757-5222. The Company will promptly deliver a separate copy (free of charge) upon request.
     If the enclosed proxy is executed and returned, or a proxy is voted by telephone or the Internet, the Common Shares represented thereby will be voted in accordance with any specifications made by the shareholder. Proxies returned without specifications made by the shareholder will be voted to elect five Directors as set forth under “Election of Directors” above, and in favor of Proposal 2 and Proposal 3.
     The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting or by executing and forwarding a later-dated proxy to the Company or voting a later proxy by telephone or the Internet.
     If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will determine how to vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting.
     By Order of the Board of Directors.

September 28, 2005	/s/ Brendan A. Ford BRENDAN A. FORD, Secretary

APPENDIX A
Cardinal Health, Inc.
Audit Committee of the Board of Directors
Charter
I. PURPOSE
     The primary function of the Audit Committee (the “Committee”) is to represent and assist the Board of Directors of Cardinal Health, Inc. (the “Company”) in fulfilling its oversight responsibilities with respect to:
     (1) the integrity of the Company’s financial statements;
     (2) legal and code of ethics compliance;
     (3) regulatory compliance;
     (4) the qualifications, independence and performance of the Company’s independent auditor; and
     (5) the qualifications and performance of the Company’s internal auditing function.
     Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels and should provide an open avenue of communication among the independent auditor, financial and executive management, the Corporate Audit Department, and the Board of Directors.
     The Committee shall also be responsible for preparing, reviewing and approving the audit committee report required by Securities and Exchange Commission (the “Commission”) rules to be included in the Company’s annual proxy statement to shareholders.
     The Committee will primarily fulfill these responsibilities by carrying out the specific activities enumerated in Section IV of this Charter. The Committee is empowered to retain such advisors as it deems appropriate to assist the Committee in fulfilling its responsibilities, and shall receive appropriate funding from the Company, as determined by the Committee, to compensate such advisors.
II. COMPOSITION
     The Committee has been created by the Board of Directors pursuant to the authority of Section 1701.63, Ohio Revised Code, and Article 2, Section 2.18 of the Company’s code of regulations.
     The Committee shall be comprised of no fewer than three directors as determined by the Board of Directors. The members of the Committee shall meet the independence requirements applicable to directors and audit committee members under the New York Stock Exchange listing standards and Commission rules. All members of the Committee shall have a working familiarity with basic finance and accounting practices. In addition, at least one Committee member shall be an “audit committee financial expert” as determined by the Board consistent with Commission rules. Except as expressly approved by the Board of Directors, Committee members shall not simultaneously serve on the audit committees of more than two other public companies.
     The members of the Committee shall be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee and serve until their successors shall be duly elected and qualified. Unless a Chair is appointed by the Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.
III. MEETINGS
     The Committee shall meet at least quarterly or more frequently as circumstances dictate, and minutes of such meetings shall be maintained. As part of its job to foster open communication, the Committee shall meet periodically with management, the senior Corporate Audit executive and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultant or advisor to, the Committee. The Committee shall report regularly to the full Board with respect to its activities.
IV. RESPONSIBILITIES AND DUTIES
     Among its responsibilities and duties, the Audit Committee shall:
     Financial Statement and Disclosure Matters
1.	Meet to review and discuss the Company’s annual and quarterly financial statements prior to filing with the Commission, including reviewing the independent auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting, and the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

2.	Following completion of the annual audit, review separately with each of management, the independent auditor and the Corporate Audit Department the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information. As appropriate, the Committee may also review with the independent auditor: (a) any accounting adjustments that were noted or proposed by the auditor, but were “passed” (as immaterial or otherwise); (b) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and (c) any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company.

3.	Consider and approve, if appropriate, changes to the Company’s accounting principles and practices as suggested by the independent auditor, management, or the Corporate Audit Department and review with the independent auditor, management or the Corporate Audit Department, as appropriate, the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

4.	Review and discuss quarterly information from the independent auditor on:
(a) All critical accounting policies and practices used.
(b) All alternative treatments of financial information within generally accepted accounting principles for material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.
(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
5.	Discuss with management the announcement of financial results prior to public release and the Company’s practices with respect to earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies.

6.	Discuss with management and the independent auditor the effect of proposed or pending regulatory and accounting requirements as well as off-balance sheet structures on the Company’s financial statements.

7.	Review and discuss with management and the independent auditor the adequacy and effectiveness of the Company’s internal controls and the adequacy of disclosures about changes in internal control over financial reporting. Review disclosures by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls. Review reports from management regarding the adequacy and effectiveness of the Company’s disclosure controls and procedures. Review any remedial measures proposed by management in response to any identified (a) significant deficiencies or material weaknesses in the design or operation of internal controls or material weaknesses therein, (b) fraud involving management or other employees who have a significant role in the Company’s internal controls, or (c) deficiency in the adequacy or effectiveness of the Company’s disclosure controls and procedures.

8.	Review and discuss with management (including the senior Corporate Audit executive) and the independent auditor, when required, the Company’s internal control report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

Independent Auditor
9.	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention, and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor). The Committee shall have the sole authority to appoint or replace the independent auditor, which shall report directly to the Committee.

10.	Obtain and review, at least annually, a report by the independent auditor describing: (a) the independent auditor’s internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor’s firm, and any steps taken to deal with any such issues.

11.	Obtain and review, at least annually, a report by the independent auditor describing all relationships between the auditor and the Company as well as any other relationships that may adversely affect the independence of the auditor. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the auditor’s objectivity and independence, and consider the independence of the auditor. Review and evaluate the lead partner of the independent auditor team. The Committee shall also ensure the rotation of the audit partners as required by law, and, in that connection, will consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the independent auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusion with respect to the independent auditor to the Board.

12.	Pre-approve all audit, internal control-related and permissible non-audit services to be provided by the Company’s independent auditor and the terms thereof. The Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor must be pre-approved.

13.	Obtain from the independent auditor assurance that Section 10A(b) of the 34 Act has not been implicated.

14.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
Corporate Audit Department
15.	Review with management, the senior Corporate Audit executive and the independent auditor responsibilities, activities, organizational structure, qualifications and budget of the Corporate Audit Department. The Committee will also discuss the responsibilities, budget and staffing of Corporate Audit with the independent auditor.

16.	Review with management and the independent auditor the appointment and replacement of the senior Corporate Audit executive.

17.	Annually approve the Corporate Audit Department’s Audit Plan, and review updates to the Audit Plan on an on-going basis. Review summaries of reports to management prepared by the Corporate Audit Department and management’s responses.
Ethical, Legal and Other Compliance Activities
18.	Review the Company’s compliance procedures regarding its Ethics Guide and management’s systems to enforce the Ethics Guide.

19.	Assess whether management has a review system in place that is reasonably designed to satisfy the legal requirements with respect to the Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public.

20.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing or other ethical matters including a process that allows for direct communication to the Audit Committee or their designee of any such issues.

21.	Review legal compliance matters with the Company’s internal counsel, including corporate securities trading policies and any legal matter that could have a significant impact on the Company’s financial statements.

22.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and mitigate such exposures, including the Company’s financial risk assessment and financial risk management policies.

23.	Perform any other activities consistent with the Charter, the Company’s Code of Regulations and governing law, as the Committee deems necessary or appropriate.

24.	Review and update this Charter periodically, at least annually, as conditions dictate. In conjunction with this update, the Committee will perform an annual self-assessment of its processes and communications with management, the independent auditor and the Board of Directors.
Limitation of Audit Committee’s Role
     While the Committee has the responsibilities and powers set forth in this Charter, the Committee will rely on management and the independent auditor to plan or conduct audits and to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.
Revised: November 23, 2004

APPENDIX B
CARDINAL HEALTH, INC.
2005 LONG-TERM INCENTIVE PLAN
     1. Purpose of the Plan.
     The purpose of this Plan is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage such personnel to act in the shareholders’ interest and share in the Company’s success. The Plan also is intended to assist the Company in the recruitment of new employees.
     2. Definitions.
     As used herein, the following definitions shall apply:
     (a) “Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.
     (b) “Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.
     (c) “Applicable Law” means the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Shares to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.
     (d) “Award” means a Cash Award, Stock Award, Option, Stock Appreciation Right or Other Stock-Based Award granted in accordance with the terms of the Plan.
     (e) “Awardee” means an Employee who has been granted an Award under the Plan.
     (f) “Award Agreement” means a Cash Award Agreement, Stock Award Agreement, Option Agreement, Stock Appreciation Right Agreement and/or Other Stock-Based Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.
     (g) “Board” means the Board of Directors of the Company.
     (h) “Cash Award” means a bonus opportunity awarded under Section 13 of the Plan pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or, if no agreement is entered into with respect to the Cash Award, other documents evidencing the Award (the “Cash Award Agreement”).
     (i) “Change of Control” means any of the following:
     i. the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (x) the then outstanding Common Shares of the Company (the “Outstanding Company Common Shares”), or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a

Change of Control: (A) any acquisition directly from the Company or any corporation controlled by the Company; (B) any acquisition by the Company or any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) of this Section 2(i)); or
     ii. individuals who, as of the effective date of this Plan, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that any individual becoming a Director subsequent to the effective date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     iii. consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” shall mean a Business Combination where: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be; (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any); and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     iv. approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     (j) “Code” means the United States Internal Revenue Code of 1986, as amended.
     (k) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan or the Human Resources and Compensation Committee of the Board.
     (l) “Common Shares” means the common shares, without par value, of the Company.
     (m) “Company” means Cardinal Health, Inc., an Ohio corporation, or, except as utilized in the definition of Change of Control, its successor.
     (n) “Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.
     (o) “Director” means a member of the Board.

     (p) “Disability,” unless the Administrator determines otherwise, has the meaning specified in the Company’s long-term disability plan applicable to the Participant at the time of the disability.
     (q) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.
     (r) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Director who is also a regular, active employee of the Company or any Affiliate. The Administrator shall determine whether the Chairman of the Board qualifies as an “Employee.” For any and all purposes under the Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.
     (s) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     (t) “Grant Date” means, with respect to each Award, the date upon which the Award is granted to an Awardee pursuant to this Plan.
     (u) “Incentive Stock Option” means an Option that is identified in the Option Agreement as intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, and that actually does so qualify.
     (v) “Fair Market Value” means the fair market value of the Common Shares as determined by the Administrator from time to time. Unless otherwise determined by the Administrator, the fair market value shall be the closing price for the Common Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.
     (w) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
     (x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
     (y) “Option” means a right granted under Section 8 of the Plan to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.
     (z) “Other Stock-Based Award” means an Award granted pursuant to Section 12 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Other Stock-Based Award Agreement”).
     (aa) “Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.
     (bb) “Plan” means this 2005 Long-Term Incentive Plan.
     (cc) “Qualifying Performance Criteria” shall have the meaning set forth in Section 14(b) of the Plan.

     (dd) “Retirement” means, unless the Administrator determines otherwise, voluntary Termination of Employment by a Participant from the Company and its Affiliates after attaining age fifty-five (55) and having (i) at least ten (10) years of service with the Company and its Affiliates, including service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company, and (ii) at least five years of continuous service with the Company and its Affiliates, excluding service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company.
     (ee) “Securities Act” means the United States Securities Act of 1933, as amended.
     (ff) “Share” means a Common Share, as adjusted in accordance with Section 16 of the Plan.
     (gg) “Stock Appreciation Right” means a right granted under Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Stock Appreciation Right Agreement”).
     (hh) “Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including without limitation continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).
     (ii) “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.
     (jj) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.
     (kk) “Termination for Cause” means, unless otherwise provided in an Award Agreement, Termination of Employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any Affiliate, or the intentional and repeated violation of the written policies or procedures of the Company, provided that for an Employee who is party to an individual severance or employment agreement defining Cause, except as may be provided in such agreement, “Cause” shall have the meaning set forth in such agreement. For purposes of this Plan, a Participant’s Termination of Employment shall be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a Termination for Cause.
     (ll) “Termination of Employment” means ceasing to be an Employee; provided, however, that, unless otherwise determined by the Administrator, for purposes of this Plan, a Participant will not be deemed to have had a Termination of Employment if such Participant continues to be or becomes a Director or becomes an independent contractor, leased employee or consultant to the Company. Notwithstanding the foregoing, for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries.
     3. Stock Subject to the Plan.
     (a) Aggregate Limit. Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares which may be subject to Awards granted under the Plan is 18,000,000 Shares. The aggregate number of Shares subject to Awards granted under this Plan shall not be reduced by Shares subject to Awards granted upon the assumption of, or in substitution for, awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company. The Shares issued pursuant to the

Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.
     (b) Code Section 162(m) and 422 Limits. Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any fiscal year to any one Awardee shall not exceed 1,000,000. Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 4,500,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 16(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
     (c) Stock Appreciation Rights, Stock Awards and Other Stock-Based Awards Limit. Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares that may be granted subject to Stock Appreciation Rights, Stock Awards and Other Stock-Based Awards made under the Plan is 6,000,000 Shares.
     (d) Share Counting Rules.
     i. For purposes of this Section 3 of the Plan, the aggregate number of Shares subject to Awards granted under the Plan at any time shall not be reduced by Shares subject to Awards that have been canceled, expired, forfeited or settled in cash.
     ii. The following Shares shall not become available for Awards under this Plan: (A) Shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee; (B) Shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee; or (C) Shares reserved for issuance upon a grant of Stock Appreciation Rights which are exercised and settled in Shares, to the extent the number of reserved Shares exceeds the number of Shares actually issued upon the exercise of the Stock Appreciation Rights.
4. Administration of the Plan.
     (a) Procedure.
     i. Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee designated by the Board to so administer this Plan and/or their respective delegates.
     ii. Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or to Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the Administrator shall not have any discretion or authority to make changes to any Award that is intended to qualify as “performance-based compensation” to the extent that the existence of such discretion or authority would cause such Award not to so qualify.
     iii. Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.
     iv. Other Administration. Except to the extent prohibited by Applicable Law, the Board or a Committee may delegate to a Committee of one or more Directors or to authorized officers of the

Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.
     v. Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.
     (b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:
     i. to select the Employees of the Company or its Affiliates to whom Awards are to be granted hereunder;
     ii. to determine the number of Common Shares to be covered by each Award granted hereunder;
     iii. to determine the type of Award to be granted to the selected Employees;
     iv. to approve forms of Award Agreements;
     v. to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability provisions, terms regarding acceleration of Awards or waiver of forfeiture restrictions, the acceptable forms of consideration for payment for an Award, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;
     vi. to correct administrative errors;
     vii. to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;
     viii. to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, the shift of tax liability from employer to employee (where legally permitted) and withholding procedures and handling of stock certificates which vary with local requirements, and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;
     ix. to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;
     x. to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such modification or amendment (A) is subject to the minimum vesting provisions set forth in Sections 8(e), 11(a) and 12(a) of the Plan and the plan amendment provisions set forth in Section 17 of the Plan, and (B) may not impair any outstanding Award unless agreed to in writing by the Participant, except that such agreement shall not be required if the Administrator determines in its sole discretion that such modification or amendment either (Y) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (Z) is not reasonably likely to significantly diminish the benefits provided under such Award, or that adequate compensation has been provided for any such diminishment;
     xi. to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonqualified Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;
     xii. to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by awardees of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity;
     xiii. to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
     xiv. to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or of other subsequent transfers by the Participant of any Shares issued as a result of or under an Award or upon the exercise of an Award, including without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (C) institution of “blackout” periods on exercises of Awards;
     xv. to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and
     xvi. to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.
     (c) Effect of Administrator’s Decision. All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.
     5. Eligibility.
     Awards may be granted only to Employees of the Company or any of its Affiliates. Awards may not be granted to a Director unless such Director otherwise qualifies as an Employee of the Company or one of its Affiliates.
     6. Term of Plan.
     The Plan shall become effective upon its approval by shareholders of the Company. It shall continue in effect for a term of ten (10) years from the date the Plan is approved by the shareholders of the Company unless terminated earlier under Section 17 of the Plan.

     7. Term of Award.
     Subject to the provisions of the Plan, the term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement.
     8. Options.
     The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the Awardee or within the control of others.
     (a) Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Option and the means of payment of such exercise price, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.
     (b) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, except that the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the preceding sentence, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.
     (c) No Option Repricings. Subject to Section 16(a) of the Plan, the exercise price of an Option may not be reduced without shareholder approval.
     (d) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.
     (e) Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator, except that no Option shall first become exercisable within one (1) year from its Grant Date, other than (i) upon a Change of Control as specified in Section 16(b) of the Plan, or (ii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Option Agreement. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued active employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option, subject to restrictions set forth above.
     (f) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:
     i. cash;
     ii. check or wire transfer (denominated in U.S. Dollars);

     iii. subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Participant for more than six (6) months on the date of surrender (unless this condition is waived by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the Awardee in cash);
     iv. subject to any conditions or limitations established by the Administrator, the Company withholding shares otherwise issuable upon exercise of an Option;
     v. consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;
     vi. such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; or
     vii. any combination of the foregoing methods of payment.
     (g) Procedure for Exercise; Rights as a Shareholder.
     i. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Option Agreement.
     ii. An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Option Agreement or procedures established by the Administrator) from the person entitled to exercise the Option, (B) full payment for the Shares with respect to which the related Option is exercised, and (C) with respect to Nonqualified Stock Options, provisions acceptable to the Administrator have been made for payment of all applicable withholding taxes.
     iii. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.
     iv. The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.
     (h) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Option.
     9. Incentive Stock Option Limitations/Terms.
     (a) Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options. No Incentive Stock Option shall be granted to any such employee who as of the Grant Date owns stock possessing more than 10% of the total combined voting power of the Company.
     (b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 9(b) of the Plan, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.
     (c) Transferability. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.
     (d) Exercise Price. The per Share exercise price of an Incentive Stock Option shall in no event be inconsistent with the requirements for qualification of the Incentive Stock Option under Section 422 of the Code.
     (e) Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.
     10. Stock Appreciation Rights.
     A “Stock Appreciation Right” is a right that entitles the Awardee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate exercise price of the right, as established by the Administrator on the Grant Date. Stock Appreciation Rights may be granted to Awardees either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 8 of the Plan. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 of the Plan; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions of such Option. Subject to the provisions of Section 8 of the Plan, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares or cash as determined by the Administrator.
     11. Stock Awards.
     (a) Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator. No condition that is based upon performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one (1) year and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Stock Award in less than pro rata installments over three (3) years from the date the Stock Award is made, other than (i) with respect to such Stock Awards that are issued upon the exercise or settlement of Options or Stock Appreciation Rights, (ii) upon a Change of Control as specified in Section 16(b) of the Plan, (iii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Stock Award Agreement, or (iv) for up to 600,000 Shares subject to Stock Awards and Other Stock-Based Awards in the aggregate which shall have no minimum vesting period.

     (b) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relate, provided that the outcome is substantially uncertain at that time.
     (c) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Stock Award.
     (d) Rights as a Shareholder. Unless otherwise provided for by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.
     12. Other Stock-Based Awards.
     (a) Other Stock-Based Awards. An “Other Stock-Based Award” means any other type of equity-based or equity-related Award not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amount and subject to such terms and conditions as the Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. Each Other Stock-Based Award will be evidenced by an Award Agreement containing such terms and conditions as may be determined by the Administrator. No condition that is based upon performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one (1) year and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of an Other Stock-Based Award in less than pro rata installments over three (3) years from the date the Other Stock-Based Award is made, other than (i) with respect to such Other Stock-Based Awards that are issued upon the exercise or settlement of Options or Stock Appreciation Rights, (ii) upon a Change of Control as specified in Section 16(b) of the Plan, (iii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Other Stock-Based Award Agreement, or (iv) for up to 600,000 Shares subject to Stock Awards and Other Stock-Based Awards in the aggregate which shall have no minimum vesting period.
     (b) Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Administrator. The Administrator may establish performance goals in its discretion. If the Administrator exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met. Notwithstanding anything to the contrary herein, the performance criteria for any Other Stock-Based Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relate and otherwise within the time period required by the Code and the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

     (c) Payment of Other Stock-Based Awards. Payment, if any, with respect to Other Stock-Based Awards shall be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.
     (d) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Other Stock-Based Award.
     13. Cash Awards.
     Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period.
     (a) Cash Award. Each Cash Award may contain provisions regarding (i) the amounts potentially payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to portions of Cash Awards earned with respect to any fiscal year to any Awardee shall not exceed U.S. $7,500,000.
     (b) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the amounts payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relates, provided that the outcome is substantially uncertain at that time.
     (c) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property. To the extent that a Cash Award is in the form of cash, the Administrator may determine whether a payment is in U.S. dollars or foreign currency.
     (d) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Cash Award.
     14. Other Provisions Applicable to Awards.
     (a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s family member or any other person or entity. If the Administrator makes an Award transferable, either as of the Grant Date or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.
     (b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit (whether before or after taxes); (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity; (xxiv) customer satisfaction; (xxv) employee satisfaction; (xxvi) management succession plan development and implementation; and (xxvii) employee retention. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be Qualifying Performance Criteria, and the Administrator will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period).
     (c) Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify in writing the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such criteria relate solely to the increase in the value of the Common Shares).
     (d) Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified as of the Grant Date, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.
     15. Dividends and Dividend Equivalents.
     Any Award may provide the Awardee with the right to receive dividend payments or dividend equivalent payments on the Shares subject the Award, whether or not such Award has been exercised or is vested. Such payments may be made in cash or may be credited as cash or Stock Units to an Awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator. Such payments and credits may be subject to such conditions and contingencies as the Administrator may establish.
     16. Adjustments upon Changes in Capitalization, Organic Change or Change of Control.
     (a) Adjustment Clause. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Organic Change”), the Administrator or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the Share limitations set forth in Sections 3, 11(a) and 12(a) of the Plan, (ii) the number and kind of Shares covered by each outstanding Award, and (iii) the price per Share subject to each such outstanding Award. In the case of Organic Changes, such adjustments may include, without limitation, (x) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator or the Board in its sole discretion (it being understood that in the case of an Organic Change with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (z) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).
     (b) Change of Control. In the event of a Change of Control, unless otherwise determined by the Administrator as of the Grant Date of a particular Award (or subsequent to the Grant Date), the following acceleration, exercisability and valuation provisions shall apply:
     i. On the date that such Change of Control occurs, any or all Options and Stock Appreciation Rights awarded under this Plan not previously exercisable and vested shall become fully exercisable and vested.
     ii. Except as may be provided in an individual severance or employment agreement (or severance plan) to which an Awardee is a party, in the event of an Awardee’s Termination of Employment within two (2) years after a Change of Control for any reason other than because of the Awardee’s death, Retirement, Disability or Termination for Cause, each Option and Stock Appreciation Right held by the Awardee (or a transferee) that is vested following such Termination of Employment shall remain exercisable until the earlier of the third (3rd) anniversary of such Termination of Employment (or any later date until which it would remain exercisable by its terms) or the expiration of its original term. In the event of an Awardee’s Termination of Employment more than two (2) years after a Change of Control, or within two (2) years after a Change of Control because of the Awardee’s death, Retirement, Disability or Termination for Cause, the provisions of Sections 8(h) and 10 of the Plan shall govern (as applicable).
     iii. On the date that such Change of Control occurs, the restrictions applicable to any or all Stock Awards, Other Stock-Based Awards and Cash Awards shall lapse and such Awards shall be fully vested.
     (c) Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Administrator shall not have the authority to make any adjustments pursuant to Section 16(a) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto; and (iv) if any Award is subject to Section 409A of the Code, Section 16(b) of the Plan shall be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 25 of the Plan.
     17. Amendment and Termination of the Plan.
     (a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company and subject to Section 16(a), no such amendment shall be made that would reduce the minimum exercise price for Options or Stock Appreciation Rights granted under the Plan or reduce the exercise price of outstanding Options or Stock Appreciation Rights.
     (b) Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, except that no such agreement shall be required if the Administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated, except following a Change of Control. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
     (c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted shares or restricted share units or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
     18. Designation of Beneficiary.
     (a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.
     (b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the legal representative of the Awardee’s estate to exercise the Award.
     19. No Right to Awards or to Employment.
     No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.
     20. Legal Compliance.
     Shares shall not be issued pursuant to an Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award unless the such Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award and the

issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.
     21. Inability to Obtain Authority.
     To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     22. Reservation of Shares.
     The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
     23. Notice.
     Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.
     24. Governing Law; Interpretation of Plan and Awards.
     (a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Ohio, except as to matters governed by U.S. federal law.
     (b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
     (c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.
     (d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
     25. Section 409A.
     It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Administrator determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code.
     26. Limitation on Liability.
     The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

     (a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and
     (b) Tax or Exchange Control Consequences. Any tax consequence expected, but not realized, or any exchange control obligation owed, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.
     27. Unfunded Plan.
     Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.
     28. Foreign Employees.
     Awards may be granted hereunder to Employees who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.
     29. Tax Withholding.
     No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Shares, including Shares that is part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Shares. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

APPENDIX C
PROPOSED AMENDMENTS TO THE COMPANY’S
RESTATED CODE OF REGULATIONS
     The following is the full text of Sections 2.2, 2.4, 2.5, 2.7 and 2.8 of Article II of the Restated Code of Regulations of Cardinal Health, Inc. (the “Company”) reflecting the amendments described in Proposal 2 of the Company’s Proxy Statement dated September 28, 2005.
     § 2.2 Number of Directors. The number of directors of the Company shall be thirteen (13). The number of directors may be increased or decreased by action of the board of directors upon the vote of a majority of the board; provided, however, that in no case shall the number of directors be fewer than nine (9) or more than sixteen (16) without an amendment to this Section 2.2 approved in the manner specified in Article 10 of these regulations; and provided further that no decrease in the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office.
     § 2.4 Election of Directors. At each meeting of the shareholders for the election of directors at which a quorum is present, the persons receiving the greatest number of votes shall be deemed elected the directors of the Company. Any shareholder may cumulate his or her votes at an election of directors upon fulfillment of the conditions prescribed in Section 1701.55, Ohio Revised Code, or any future statute of like tenor or effect.
     § 2.5 Term of Office. At the 2006 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2007 annual meeting of shareholders; at the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of shareholders; and at each annual meeting of shareholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of shareholders; or, in each case, if the election of directors shall not be held at that annual meeting, until a special meeting of the shareholders for the purpose of electing directors is held as provided in Section 1.2, or the taking of action by all the shareholders in writing in lieu of either such meetings, and in any case until his or her successor is elected and qualified or until his or her earlier resignation, removal from office, or death.
     § 2.7 Removal of Directors. All the directors or any individual director may be removed from office, without assigning any cause, by the affirmative vote of the holders of record of not less than 75 percent of the shares having voting power of the Company with respect to the election of directors, provided that unless all the directors are removed, no individual director shall be removed in case the votes of a sufficient number of shares are cast against his or her removal which, if cumulatively voted at an election of all the directors, would be sufficient to elect at least one director. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Any director may also be removed by the board of directors for any of the causes specified in Section 1701.58(B), Ohio Revised Code, or any future statute of like tenor or effect.
     § 2.8 Vacancies. A vacancy in the board of directors may be filled by majority vote of the remaining directors, even though they are less than a quorum. Shareholders entitled to elect directors may elect a director to fill any vacancy in the board (whether or not the vacancy has previously been temporarily filled by the remaining directors) at any shareholders meeting called for that purpose. Any directors chosen by the board of directors or the shareholders to fill a vacancy that does not result from a newly created directorship shall hold office until the expiration of the term of office of the directors whom they replaced or until their successors are elected and qualified or until his or her earlier resignation, removal from office, or death. Any directors chosen by the board of directors or the shareholders to fill a vacancy resulting from a newly created directorship shall hold office until the until the annual meeting of shareholders in the year of the expiration of his or her term of office, or, if the election of directors shall not be held at that annual meeting, until a special meeting of the shareholders for the purpose of electing directors is held as provided in Section 1.2, or the taking of action by all the shareholders in writing in lieu of either or until their successors are elected and qualified or until his or her earlier resignation, removal from office, or death.

C-1

PROXY — CARDINAL HEALTH, INC.
7000 Cardinal Place
Dublin, Ohio 43017
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Brendan A. Ford and Anthony J. Rucci, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 9, 2005, at the annual meeting of shareholders to be held on November 2, 2005, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.
By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

SEE REVERSE SIDE

^ FOLD AND DETACH HERE ^
[The text set forth below is not part of the proxy]
ALL SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.
Participants holding shares through any of the company’s employee benefit plans are urged to vote their shares no later than Friday, October 28, in order to ensure complete voting by the applicable plan administrator.
Please see reverse side for information on voting your proxy by telephone or the Internet.

☒ Please mark your votes as in this example
1.	Election of Directors. The Board recommends a vote FOR the nominees listed below.
Nominees: J. Michael Losh, John B. McCoy, Michael D. O’Halleran, Jean G. Spaulding, M.D. and Matthew D. Walter
☐ FOR ALL ☐ WITHHELD FROM ALL
☐ FOR ALL EXCEPT vote withheld from the following nominee(s):
2.	Proposal to adopt the Cardinal Health, Inc. 2005 Long-Term Incentive Plan. The Board recommends a vote FOR this proposal. ☐ FOR or ☐ AGAINST or ☐ ABSTAIN

3.	Proposal to adopt amendments to the Company’s Restated Code of Regulations to provide for the annual election of Directors. The Board recommends a vote FOR this proposal. ☐ FOR or ☐ AGAINST or ☐ ABSTAIN

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 above, FOR proposal 2, FOR proposal 3, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.
Please sign as your name appears hereon. If shares are held jointly, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity.
Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

SIGNATURE(S)	DATE

^ FOLD AND DETACH HERE ^
[The text set forth below is not part of the proxy]
[Cardinal Health Logo]
Dear Shareholder:
We encourage you to take advantage of two modern and convenient ways by which you can vote your shares. You may vote your shares electronically by touch-tone telephone or via the Internet, which eliminates the need to return your proxy card.
Vote by Telephone: To vote your shares by telephone, use a touch-tone telephone and call the following toll-free number: 1-877-PRX-VOTE, 24 hours a day, 7 days a week. Then follow the simple recorded instructions. You will incur no costs for such call as this is a toll-free number.
Vote by Internet: To vote via the Internet, go to web site www.eproxyvote.com/cah. Then follow the simple instructions. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.
The Internet and telephone voting facilities will be available until 11:59 p.m. the day prior to the meeting.
Do Not Return The Proxy Card If You Are Voting By Telephone Or The Internet,
As The Proxy Card Will Revoke Any Previously Provided Vote